The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-163067

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 8, 2010)

                    Shares

Toreador Resources Corporation

Common Stock

We are offering          shares of our common stock, pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on The NASDAQ Global Market under the symbol “TRGL.” On February 5, 2010, the last reported sale price for our common stock was $10.07 per share.

Investing in these securities involves a high degree of risk. You should review carefully and consider the risks described under the heading “Risk Factors” on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters the option to purchase up to          additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers against payment on or about February   , 2010.

RBC Capital Markets	Thomas Weisel Partners LLC

The date of this prospectus supplement is February   , 2010

Toreador Paris Basin Acreage Map

Fere en Tardenois
Application
Chateau Thierry
Permit
Coulommiers
Application
Leudon en Brie permit
Epernay
Paris
Plaisir
Application
Mairy
Permit
(30%)
kms
0
10
20
30
40
50
miles
0
10
20
30
Valence
en Brie
Application
Nangis
Application
Nogent
sur
Seine
Permit
Seine River
Malesherbes
Permit
Nemours
Permit
(50%)
Sens
Rigny le Ferron
Permit
Troyes
Aufferville
Permit
Joigny
Permit
Montargis
Courtenay
Permit
Orléans
Permits
Applications
Toreador fields

1

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. Toreador Resources Corporation has not authorized any dealer, salesperson or other person to provide you with different information or to make any representations in connection with an offer made by this prospectus supplement other than those contained in it. If anyone provides you with different or inconsistent information or makes any such representation, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the securities. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained herein that are not historical facts are considered forward-looking statements and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” “may,” “continues,” “should” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by, and information currently available to, them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties, including:

•	our ability to satisfy our near-term debt maturities;

•	our need and ability to raise additional capital or obtain alternative financing;

•	our ability to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones;

•	the effect of our indebtedness on our financial health and business strategy;

•	our ability to obtain a strategic partner for our pilot program in the Paris Basin Oil Shale;

•	our ability to execute our business strategy and be profitable;

•	our ability to replace reserves;

•	a change in the SEC position on our calculation of proved reserves;

•	the loss of the current purchaser of our oil production;

•	results of our hedging activities;

•	the loss of senior management or key employees;

•	political, legal and economic risks associated with having international operations;

•	disruptions in production and exploration activities in the Paris Basin;

•	currency fluctuations;

•	failure to maintain adequate internal controls;

•	indemnities granted by us in connection with dispositions of our assets;

•	unfavorable results of legal proceedings;

S-ii

•	assessing and integrating acquisition prospects;

•	declines in prices for crude oil;

•	our ability to compete in a highly competitive oil and gas industry;

•	our ability to obtain equipment and personnel;

•	extensive regulation, including environmental regulation, to which we are subject;

•	terrorist activities;

•	our success in development, exploitation and exploration activities;

•	reserves estimates turning out to be inaccurate; and

•	differences between the present value and market value of our reserves.

Other important factors and information are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in the section entitled “Risk Factors,” and our other filings with the SEC. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information or future events, or otherwise.

S-iii

SUMMARY

This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all of these documents. As used herein, references to the terms “Toreador,” the “Company,” “we,” “us,” “our” and similar terms refer to Toreador Resources Corporation and its wholly owned subsidiaries on a consolidated basis, unless we state, or the context implies, otherwise.

Our Company

We are an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France. We are currently focused on the development of our conventional fields and the exploitation of the prospective shale oil play within our Paris Basin acreage position.

Our management team, Board of Directors and strategy have undergone a significant transformation in the last 13 months. In January 2009, we appointed a new Chief Executive Officer and three new directors (the CEO, Non-Executive Chairman and Non-Executive Vice Chairman), and in September 2009, we appointed a new Chief Financial Officer and Commercial Director. Our operations are currently focused solely on France, having disposed of our interests in Turkey and Hungary in 2009. The proceeds from these sales were used to reduce our debt from $110.3 million at December 31, 2008 to $63.6 million at September 30, 2009, all of which consisted of our 5.00% Convertible Senior Notes due 2025, or the 5.00% Convertible Senior Notes. After giving effect to the repurchase of $9 million aggregate principal amount of outstanding 5.00% Convertible Senior Notes in October 2009 and the retirement of $22.2 million in aggregate principal amount of the 5.00% Convertible Senior Notes on February 1, 2010, we had outstanding $32.4 million aggregate principal amount of 5.00% Convertible Notes and $31.6 million aggregate principal amount of new convertible notes. See “— Recent Developments — Convertible Notes Exchange.” We also improved operational efficiencies in 2009 and we are focused on reducing general and administrative expense.

We currently operate solely in the Paris Basin, which covers approximately 170,000 square kilometers (km2) of northeastern France, centered 50 to 100 km east and south of Paris. According to Gaffney, Cline & Associates Ltd, or Gaffney Cline, an independent petroleum and geological engineering firm, our proved reserves as of December 31, 2009 were 5.8 million barrels of crude oil (mmbbls), our proved plus probable reserves were 9.1 mmbbls, and our proved plus probable plus possible reserves were 14.3 mmbbls. Our production for 2009 averaged approximately 900 barrels of crude oil per day (bbls/d) from two conventional oilfield areas in the Paris Basin — the Neocomian Complex and Charmottes fields. We intend to maintain production from these mature assets using suitable enhanced oil recovery techniques. In addition to this production base, we have identified several additional conventional exploration targets. We received well results on La Garenne, the first of these targets, in January 2010. Following a more detailed analysis of the data, we intend to formulate a development plan for the field.

We are also currently focused on exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which we intend to submit an application in the first quarter of 2010. We have commenced a process to identify a potential partner to assist with our proof of concept program. See “Recent Developments — Strategic Partner Process.”

Business Strategy

The primary components of our strategy are:

•	Focus on France. All of our oil assets are currently located in France, having disposed of our interests in Turkey and Hungary in 2009. We believe we can leverage our substantial acreage position and our experience and industry, government and local relationships in France to grow the Company.

•	Capture, develop and accelerate conventional prospects. We have identified a number of conventional oil prospects, which we intend to evaluate for potential development, beginning with La Garenne.

•	Target the prospective unconventional oil resource play. We are currently seeking a strategic partner to assist in our proof of concept program and potential development of our Paris Basin shale oil acreage position.

•	Continue to focus on operational costs. Since the beginning of 2009, we have improved operational efficiencies and we intend to reduce general and administrative costs and continue to focus on maintaining efficient operations.

•	Seek and maintain optimal capital structure. We expect the proceeds from this offering to enable us to reduce our debt and we intend to maintain a conservative capital structure over time.

Business Strengths

We believe the following are the key competitive strengths of our business:

•	Largest exploration acreage holder in the Paris Basin. We currently have the right to explore over one-third of the overall exploration acreage of the Paris Basin. Our gross exploration acreage is approximately 750,000 acres.

•	Attractive conventional drilling and optimization opportunities. We have identified a number of near-term conventional oil targets. We are currently evaluating enhanced oil recovery initiatives to maintain and potentially increase production levels on our currently producing assets.

•	Experienced and talented technical team. Our technical team has four people each with a total of more than 10 years experience in oil and gas operations and two people each with a total of more than 25 years operating in the Paris Basin. Since 1994, we have drilled 38 wells in the Paris Basin (including La Garenne), of which seven were horizontal.

•	New Board of Directors with deep oil and gas experience and new, invigorated management team. Six of the seven members of our Board of Directors have changed since January 2009, and the new directors have significant oil and gas experience. We have also made four new appointments to our senior management team since the beginning of 2009.

•	Depth of experience and understanding of acreage in France. We (or our predecessors) have been operating in France since 1993, and we believe our technical experience and industry, government and local relationships in France represent significant competitive advantages. We believe we have compiled a comprehensive geophysical and geochemical analysis of the Paris Basin shale oil acreage.

•	Attractive and stable fiscal regime and proximity to infrastructure. We believe the French fiscal regime presents attractive and stable terms, creating a favorable environment for oil and gas exploration and production companies operating there. Under French regulation, royalty rates for fields with first production in or after 1980 currently range between 0% and 12%, and additional local tax on production from wells which started to produce in or after 1992 is currently approximately $1 per bbl. We have ready access to existing infrastructure (pipelines) and end-markets (refineries) in the Paris Basin.

Recent Developments

2009 Reserves Estimates

Our 2009 reserves estimates were prepared in accordance with SEC rules by Gaffney Cline. On February 1, 2010, we announced that, according to Gaffney Cline, our total proved reserves as of December 31, 2009 were 5.8 mmbbls, an increase of 18% from 2008 year-end reserves of 4.9 mmbbls. As of December 31, 2009, our proved plus probable reserves were 9.1 mmbbls and our proved plus probable plus possible reserves were 14.3 mmbbls. We attribute the increase in proved reserves to better performance of the Company’s main field, the Neocomian Complex, as well as an increase in the oil price used to calculate reserves for 2009, including as a result of new SEC rules requiring the use of 12-month average oil prices for 2009 as opposed to the year-end pricing for 2008.

All of our reserves are located in France. The following table summarizes our reserves as of December 31, 2009:

					Proved +
	Proved	Proved	Total	Proved +	probable +
Field	Developed	Undeveloped	Proved	probable	possible
	(mmbbls)	(mmbbls)	(mmbbls)	(mmbbls)	(mmbbls)

Neocomian Complex	5.0	0.4	5.4	8.2	13.2
Charmottes Triassic	0.1	—	0.1	0.3	0.4
Charmottes Dogger	0.3	—	0.3	0.6	0.8
Total	5.4	0.4	5.8	9.1	14.3

Convertible Notes Exchange

On February 1, 2010, we consummated an exchange transaction, or the Convertible Notes Exchange. In the Convertible Notes Exchange, in exchange for (a) $22,231,000 principal amount of our outstanding 5.00% Convertible Senior Notes, or the Old Notes, and (b) $9.4 million cash, we issued $31,631,000 aggregate principal amount of our 8.00%/7.00% Convertible Senior Notes due 2025, or the New Convertible Senior Notes, and paid accrued and unpaid interest on the Old Notes.

The New Convertible Senior Notes are convertible into shares of our common stock at an initial conversion rate of 72.9927 shares of common stock per $1,000 principal amount of New Convertible Senior Notes (which is equivalent to an initial conversion price of $13.70 per share), subject to adjustment upon certain events. Under the terms of the indenture governing the New Convertible Senior Notes, if on or before October 1, 2010, we sell shares of our common stock in an equity offering, such as this one, or an equity-linked offering (other than for compensation), for cash consideration per share such that 120% of the issuance price is less than the conversion price of the New Convertible Senior Notes then in effect, the conversion price will be reduced to an amount equal to 120% of such offering price. Any such adjustment would result in further dilution to our stockholders, if and when such notes are converted. The conversion price of the New Convertible Senior Notes will not be further adjusted in the case of future offerings after we have received in the aggregate proceeds of $20 million or more from equity or equity-linked offerings, including this offering. Under the terms of the indenture, we will not be required to issue shares of common stock upon conversion of the aggregate principal amount of the New Convertible Senior Notes that would exceed 19.9% of our outstanding shares of common stock or would otherwise require shareholder approval. See “Risk Factors — Risks Related to the Common Stock and this Offering — We may issue equity securities, including upon conversion of existing securities, that may depress the trading price of our common stock and may dilute the interests of our existing stockholders.”

Strategic Partner Process

In November 2009, our Board of Directors retained RBC Capital Markets to assist the Board’s Strategic Committee in the review of various strategic alternatives. The approach we are principally focused on is identifying a potential partner to assist us, through a farm-out agreement or other means, in exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which we intend to submit an application in the first quarter of 2010. To the extent we are able to identify and reach agreement with a partner, we expect that this process could be completed during the first half of 2010, with development intended to begin thereafter. There can be no assurance that we will be successful in obtaining such approval, or a partner, or achieving an alternative solution to proving the concept.

Operations Update

La Garenne Well

We began drilling on the La Garenne well on November 12, 2009. The well confirmed a five-meter reservoir within a 50-meter oil column in the target Dogger formation. Based on our continued evaluation of the well results, we believe the well confirms a porous and hydrocarbon-bearing reservoir with a localized low-permeability area at the crest of the structure. We completed production testing of the well in January 2010, and the results were inconclusive. The well flowed only limited quantities from one of its two horizons in the Dogger. We intend to formulate a development plan for La Garenne following a more detailed analysis. We expect that the vertical well we drilled would be used as water disposal in the development of this field.

Hedging Activities

On October 13, 2009, we entered into a zero cost collar contract for 500 bbls/d of our oil production for 2010. The floor price is $68.00 per bbl, and the ceiling price is $81.00 per bbl.

Sale of Toreador Turkey Ltd.

On October 7, 2009, we completed the sale of Toreador Turkey Ltd. (announced on October 1, 2009) for total consideration of $10.6 million paid at closing as well as potential exploration success payments of up to $40 million and contingent future net profit payments.

Corporate Information

We are a Delaware corporation. Our common stock is traded on The NASDAQ Global Market under the trading symbol “TRGL.” Our offices in the United States are located at 13760 Noel Road, Suite 1100, Dallas, TX, 75240-1383 (telephone number: (214) 559-3933). Our principal executive offices are located at c/o Toreador Holding SAS, 9 rue Scribe, 75009 Paris, France (telephone number: +33 1 47 03 34 24). Our website address is www.toreador.net. Information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered to be a part thereof.

The Offering

The following is a brief summary of the principal terms of the offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the shares, see “Description of Capital Stock — Common Stock” beginning on page 4 of the accompanying prospectus.

Issuer	Toreador Resources Corporation, a Delaware corporation.

Common Stock Offered by Us	shares. We have granted the underwriters the option to purchase up to additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments.

Common Stock Outstanding	shares ( shares if the underwriters exercise the
Immediately Following this Offering	option to purchase additional shares in full).

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to satisfy payment obligations arising from the holders’ exercise, if any, of their right on October 1, 2010 to require us to repurchase our 5.00% Convertible Senior Notes due 2025, or the 5.00% Convertible Senior Notes and for general corporate purposes, which may include working capital, capital expenditures and acquisitions. See “Use of Proceeds.”

The NASDAQ Global Market Symbol	TRGL.

Risk Factors	Investing in these securities involves a high degree of risk. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock that will be outstanding immediately following this offering as shown above is based on 21,492,099 shares of our common stock outstanding as of February 1, 2010 and does not include shares of our common stock reserved for issuance (x) upon conversion of our 5.00% Convertible Senior Notes, (y) upon conversion of our New Convertible Senior Notes or (z) pursuant to outstanding options and warrants.

Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes (a) no exercise of the underwriters’ over-allotment option and (b) none of the circumstances necessary for the conversion of our outstanding 5.00% Convertible Senior Notes or New Convertible Senior Notes has occurred. In addition, the terms of our New Convertible Senior Notes provide that the initial conversion price of $13.70 per share be adjusted in the event we sell shares of our common stock in an equity offering, such as this one, or an equity-linked offering (other than for compensation), for cash consideration per share such that 120% of the issuance price is less than the conversion price of the New Convertible Senior Notes then in effect; thus, the number of shares of our common stock reserved for the conversion of the New Convertible Senior Notes would increase if such adjustment to the conversion price occurred, including as a result of this offering.

Summary Consolidated Historical Financial Data

The following table presents summary historical financial data at the dates and for each of the periods presented. We derived the summary historical financial data at and for the years ended December 31, 2008, 2007 and 2006 from our audited consolidated financial statements. We derived the summary historical financial data at September 30, 2009 and for the nine months ended September 30, 2009 and 2008 from our unaudited interim consolidated financial statements incorporated by reference herein, which reflect all adjustments that, in our opinion, are necessary for a fair statement of the financial condition and results of operations at and for the periods presented. The unaudited interim consolidated financial statements have been compiled without audit and are subject to year-end adjustments. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

The summary historical financial data presented below is only a summary and should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and as updated by the Form 8-K we filed with the SEC on November 12, 2009, each of which is incorporated by reference into this prospectus supplement.

The following financial data for all periods presented reflects our reclassification of our results of operations in Romania, Turkey and Hungary as discontinued operations in accordance with FASB Accounting Standards Codification (ASC) 360.

				Nine months ended
	Years ended December 31,			September 30,
	2008	2007	2006	2009	2008
				(unaudited)
	(amounts in thousands, except per share amounts)

Operating Results:
Revenues	$34,150	$25,907	$27,294	$13,096	$29,478
Costs and expenses	(32,586)	(29,473)	(20,552)	(24,230)	(25,925)
Operating income (loss)	1,564	(3,566)	6,742	(11,134)	3,553
Other income (expense)	(3,082)	(2,384)	3,373	1,668	(1,179)
Income (loss) from continuing operations before income tax	(1,518)	(5,950)	10,115	(9,466)	2,374
Income tax benefit (provision)	(5,502)	1,402	(3,236)	1,002	(6,270)
Income (loss) from continuing operations, net of tax	(7,020)	(4,548)	6,879	(8,464)	(3,896)
Income (loss) from discontinued operations, net of tax	(101,585)	(69,873)	(4,301)	(11,988)	(66,228)
Dividends on preferred shares	—	(162)	(162)	—	—
Income (loss) available to common shares	$(108,605)	$(74,583)	$2,416	$(20,452)	$(70,124)
Basic income (loss) available to common shares per share	$(5.48)	$(4.07)	$0.16	$(1.00)	$(3.55)
Diluted income (loss) available to common shares per share	$(5.48)	$(4.07)	$0.15	$(1.00)	$(3.55)
Weighted average shares outstanding
Basic	19,831	18,358	15,527	20,428	19,776
Diluted	19,831	18,358	15,884	20,428	19,776

					Nine months ended
	Years ended December 31,				September 30,
	2008		2007	2006	2009	2008
					(unaudited)
	(amounts in thousands, except per share amounts)

Balance Sheet Data:
Working capital	$73,286		$203,591	$188,029	$36,924	$5,975
Oil and natural gas properties, net	72,753		80,983	71,663	73,157	118,060
Oil and natural gas properties held for sale, net	91,959		190,968	179,352	16,507	77,210
Total assets	207,156		323,111	317,204	129,345	255,121
Debt, including current portion	110,275		116,250	112,800	63,592	110,750
Stockholders’ equity	52,560		163,825	147,151	31,496	93,634
Cash Flow Data:
Net cash provided by (used in) operating activities	$16,766		$(12,434)	$122	$11,166	$22,511
Capital expenditures for oil and natural gas property and equipment, including acquisitions	(770	)(1)	6,450	5,757	(2)	(2)
Capital expenditures for oil and natural gas property and equipment held for sale	11,472		84,194	99,408	(2)	(2)

(1)	Due to an overaccrual in 2007.

(2)	Not reported.

RISK FACTORS

Investing in our common stock involves significant risks. Prior to investing in our common stock, in addition to the risks discussed above under “Special Note on Forward-Looking Statements,” you should read carefully the specific risks described below as well as all of the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus as provided in “Where You Can Find Additional Information,” including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risks described could materially and adversely affect our business, financial condition, liquidity, results of operations and the market price of shares of our common stock and could result in a complete loss of your investment.

Risks Related to Our Company

If we do not restructure or obtain additional financing to satisfy our near-term debt obligations, we may not be able to continue as a going concern or we may be unable to avoid filing for bankruptcy protection.

On February 1, 2010, we had approximately $32.4 million aggregate principal amount outstanding of our 5.00% Convertible Senior Notes. Holders may require us to repurchase all or a portion of such outstanding amount on October 1, 2010 (among other occurrences) for cash, in an amount equal to 100% of the principal amount of such 5.00% Convertible Senior Notes, plus any accrued and unpaid interest.

We intend to use a portion of the net proceeds from this offering to satisfy payment obligations arising, if any, from the holders’ exercise of their right to require us to repurchase the 5.00% Convertible Senior Notes. If the proceeds from this offering, together with cash on hand, are insufficient to satisfy such obligations, we will need to seek additional capital to satisfy such obligations, which we may endeavor to do by (i) forward selling our crude oil; (ii) selling a working interest in properties; (iii) obtaining funds from a strategic partner, if any, or (iv) a combination of these actions, in addition to seeking alternative financing including a reserves-based lending facility. Any alternative financing may be on terms that are unfavorable to us, which may adversely affect our ability to invest in existing and new projects or fund our ongoing business activities, and the terms of the New Convertible Senior Notes limit our ability to incur or increase our debt based on our proved plus probable reserves. Further, there is no assurance that any such transactions will be completed or that alternative sources of financing will be available to us, in which case we may not have sufficient liquid resources to satisfy our payment obligations with respect to the 5.00% Convertible Senior Notes. Under the terms of the New Convertible Senior Notes we may not maintain total consolidated net debt, or incur debt, in excess of the product of (x) $7.00 and (y) the number of barrels of our proved plus probable reserves, except for nonrecourse financing for projects or acquisitions, joint ventures or partnerships and certain other permitted debt.

An inability to refinance or otherwise fund our payment obligations with respect to the 5.00% Convertible Senior Notes would result in an event of default under the 5.00% Convertible Senior Notes, which, if not cured or waived, would permit the holders to declare the outstanding principal, and any accrued and unpaid interest, if any, and any premium, on all the 5.00% Convertible Senior Notes to be immediately due and payable. If such an acceleration occurs, and we are not at that time able to repay, or borrow sufficient funds to refinance, the 5.00% Convertible Senior Notes, or we do not otherwise have the funds necessary to run our business we may not be able to continue our operations, there would be doubt as to whether we could continue as a going concern, and we may be unable to avoid filing for bankruptcy protection and/or may have an involuntary bankruptcy case filed against us. Notwithstanding this offering, our auditors may express doubt as to whether we could continue as a going concern, including in their audit report on our financial statements as of and for the year ended December 31, 2009.

We may require additional capital in the future, which may not be available on favorable terms, if at all.

We may require additional capital in 2010 and beyond to, among other things, address the debt obligations discussed above that may become due in 2010 and to execute our business plan, which would entail substantial capital expenditures. Under French law, each of our exploration permits and exploitation concessions require that we commit to expenditures of a certain amount over the period of the applicable permit or concession. Though we consider these amounts discretionary, such expenditures would be required to renew such permits.

We currently have a limited amount of oil production in France, and the revenues from our current production are not expected to be sufficient to cover all of the costs that would be necessary to explore and develop all our existing permits. Accordingly, we will continue to rely, to the extent available, on existing working capital and additional funds obtained from external sources, including potential strategic partners, to cover these costs. If these resources are unavailable, we may be required to curtail our drilling, development and other activities. If we are unable to identify a strategic partner for development of our Paris Basin shale oil acreage, we will be required to delay such development until we are able to secure alternative financing. See “— If we are unable to obtain a strategic partner, we will need to pursue alternatives to implement our proof of concept program, including seeking alternative financing to proceed with, and hiring or engaging third-party personnel with the appropriate technical capabilities to pursue, our proof of concept program.”

The amount and timing of our future capital requirements will depend upon a number of factors, including:

•	drilling results and costs;

•	transportation costs;

•	equipment costs and availability;

•	marketing expenses;

•	oil prices;

•	requirements and commitments under existing permits;

•	staffing levels and competitive conditions;

•	any purchases or dispositions of assets; and

•	other factors affecting our business at any given time.

To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock or rights to acquire our common stock, or revise our business plan and/or curtail our growth. Any equity or debt financing or additional borrowings, if available at all, may be on terms that are not favorable to us. In addition, the New Convertible Senior Notes limit our ability to incur or increase our debt based on our proved plus probable reserves. Under the terms of the New Convertible Senior Notes we may not maintain total consolidated net debt, or incur debt, in excess of the product of (x) $7.00 and (y) the number of barrels of our proved plus probable reserves, except for nonrecourse financing for projects or acquisitions, joint ventures or partnerships and certain other permitted debt. Any securities we issue in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time we seek such capital. Our failure or inability to obtain any required additional financing on favorable terms could materially and adversely affect our growth, cash flow and earnings, including our ability to meet our capital expenditures budget.

In addition, if we issue additional equity securities, including upon conversion of our existing or any future convertible or similar securities, the value of your common stock may be diluted and the trading price of our common stock may be adversely affected. See “—Risks Related to Our Common Stock and this Offering — We may issue equity securities that may depress the trading price of our common stock and may dilute the interests of our existing stockholders.”

We may not be able to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones, which could reduce our proved reserves.

We do not hold title to our properties in France but hold exploration permits and exploitation concessions granted by the French government. Under French law, each exploration permit requires us to commit expenditures of a certain amount of exploration costs and is subject to renewal after the initial term of up to five years. Under French law, each exploitation concession requires a similar commitment of expenditure and is granted for up to 50 years.

We currently hold two exploitation concessions covering two producing oil fields in the Paris Basin — the Neocomian Complex (Chateaurenard and St. Firmin Des Bois) and the Charmottes fields. The production from these oil fields currently represents substantially all of our revenue. We estimate that, as of December 31, 2009, 93% and 7% of our proved reserves from the Neocomian Complex and the Charmottes fields, respectively, are to be recovered after the expiration of the applicable concession. The Neocomian Complex concessions expire in January 2011, and we have filed renewal applications for each. We have also filed renewal applications for exploration permits that expired in 2009 (Courtenay) or expire in 2010 (Aufferville). All three of these renewal applications are currently pending with the French government.

There can be no assurance that we will be able to renew any of these permits or concessions when they expire, convert exploration permits into exploitation concessions or obtain additional permits or concessions in the future. If we do not satisfy the French government that we have financial and technical capacities necessary to operate under such permits, such permits or concessions may be withdrawn and/or not renewed. If we cannot renew some or all of these permits or concessions when they expire or convert exploration permits into exploitation concessions, we will not be able to include the proved reserves associated with the permit or concession and we will be unable to engage in production to recover reserves, which production currently represents substantially all of our revenue. Any such negative developments with respect to our permits would have a material adverse effect on our ability to conduct our business.

Our indebtedness and near-term debt obligations could materially adversely affect our financial health, limit our ability to finance capital expenditures and future acquisitions and prevent us from executing our business plan.

On February 1, 2010, we had approximately $32.4 million aggregate principal amount outstanding of our 5.00% Convertible Senior Notes and $31.6 million outstanding aggregate principal amount of our New Convertible Senior Notes. Our level of indebtedness has, or could have, important consequences to investors, because:

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future for acquisitions, capital expenditures or general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to downturns in our business, our industry or the economy in general.

In addition, the terms of our New Convertible Senior Notes restrict, and the terms of any future indebtedness, including any future credit facility, may restrict, our ability to incur additional indebtedness because of debt or financial covenants we are, or may be, required to meet. Under the terms of the New Convertible Senior Notes we may not maintain total consolidated net debt, or incur debt, in excess of the product of (x) $7.00 and (y) the number of barrels of our proved plus probable reserves, except for nonrecourse financing for projects or acquisitions, joint ventures or partnerships and certain other permitted debt. Thus, we may not be able to obtain sufficient capital to grow our business or implement our business strategy and may lose opportunities to acquire interests in oil properties or related businesses because of our inability to fund such growth.

Our ability to comply with restrictions and covenants, including those in our New Convertible Senior Notes or in any future credit facility, is uncertain and will be affected by the level of our proved plus probable reserves, the levels of cash flow from our operations, and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants could result in a default, which could permit the lender to accelerate repayments and foreclose on the collateral securing the indebtedness.

If we are unable to obtain a strategic partner, we will need to pursue alternatives to implement our proof of concept program, including by seeking alternative financing to proceed with, and hiring or engaging personnel with the appropriate technical capabilities to pursue, our proof of concept program.

We are currently in the process of identifying a potential partner to assist with the proof of concept program for the development of the shale oil play within our Paris Basin acreage. If we are not able to obtain a strategic partner for our proof of concept program for the development of the shale oil play within our Paris Basin acreage, we will need to pursue alternatives to implement our proof of concept program and/or reconsider our planned capital expenditures for the near term. Alternatives to a strategic partnership include seeking alternative financing, hiring or engaging third parties or additional personnel with the appropriate technical capabilities or a joint venture or other arrangement with a service provider. If we are not able to obtain such financing and/or retain such personnel on a timely basis, or at all, it could have a material adverse effect on our operations. We may also need to reconsider our planned capital expenditure program to reduce or eliminate all or a portion of our discretionary expenditures in the near term.

We have incurred net losses in recent years, and there can be no assurance we will be profitable in the future.

Our future financial results are uncertain. We incurred net losses of approximately $108.6 million, $74.6 million and $20.5 million in the years ended December 31, 2008 and December 31, 2007 and the nine months ended September 30, 2009, respectively. Our strategy includes reduction in operational costs and seeking and maintaining an optimal capital structure; however, there can be no assurance that our strategy will be effective or that we will be profitable in the future.

Our financial success depends on our ability to replace our reserves in the future.

Our future success as an oil producer depends upon our ability to find, develop and acquire additional oil reserves that are profitable. Oil reserves are depleting assets, and production of oil from properties declines as reserves are depleted with the rate of decline depending on reservoir characteristics. If we are unable to conduct successful exploration or development activities or acquire properties containing proved reserves, our proved reserves generally will decline as the reserves are produced, and our level of production, revenues and cash flows will be adversely affected. Replacing our reserves through exploration or development activities or acquisitions will require significant capital, which may not be available to us. This risk may be compounded by the fact that as of December 31, 2009, 7.3% of our total estimated proved reserves were classified as undeveloped, which, by their nature, are less certain and will require significant capital expenditures and successful drilling operations.

Since we do not hold title to our properties but rather hold exploration permits and exploitation concessions granted to us by the French government, the SEC may require that a portion of reported proved reserves associated with these permits not be included in our proved reserves.

Rather than holding title to our properties, we hold exploration permits and exploitation concessions that have been granted to us by the French government for a specific time period. We must apply to have these permits renewed and extended in order to continue our exploration and development rights. Although we have historically reported our proved reserves assuming that the permits will be extended in due course, the SEC may take the view that our ability to renew and extend our permits past their current expiration dates is not sufficiently certain for us to include the reserves that may be produced post-expiration in our total proved reserves. Although we have previously been able to provide support to the SEC regarding the likelihood of extension, no assurance can be given that the SEC will allow us to continue to include these additional reserves in our proved reserves.

The loss of the current single purchaser of our oil production could have a material adverse effect on our financial condition and results of operations.

For the year ended December 31, 2009, Total accounted for all of our revenues from oil production in France. Our contract with Total was signed in 1996 (then with Elf Antar) and automatically renews for one-year periods unless notice of termination is given at least six months in advance. If Total determines not to renew this contract, ceases purchasing our oil on terms that are favorable to us or fails to pay us and we are unable to contract with another purchaser, it would have a material adverse effect on our financial condition, future cash flows and the results of operations. This customer concentration may also increase our overall exposure to credit risk.

Hedging activities may require us to make significant payments that are not offset by sales of production and may prevent us from benefiting from increases in oil prices.

We currently, and may in the future, enter into various hedging transactions for a portion of our production in an attempt to reduce our exposure to the volatility of oil prices. In a typical hedge transaction, we will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we will be required to pay the counterparty this difference multiplied by the quantity hedged. In such case, we will be required to pay the difference regardless of whether we have sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging also could prevent us from receiving the full advantage of increases in oil prices above the fixed amount specified in the hedge.

We depend on our senior management team and other key personnel. Accordingly, the loss of any of these individuals could adversely affect our business, financial condition and results of operations and future growth.

Our success is largely dependent on the skills, experience and efforts of our senior management and other key personnel. Although we have entered into employment agreements with our Chief Executive Officer and Chief Financial Officer, we can give no assurance that either of these individuals will remain with us. The loss of the services of either of these individuals or other employees with critical skills needed to operate our business could have a negative effect on our business, financial conditions and results of operations and future growth. Our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense in our industry, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

It may not be possible to serve process on our directors and officers or enforce judgments against them or us.

Many of our directors and executive officers live outside of the United States. Most of the assets of certain of our directors and executive officers and substantially all of our assets are located outside of the United States. As a result, it may not be possible to serve process on such persons in the United States or to enforce judgments obtained in U.S. courts against them based on the civil liability provisions of the securities laws of the United States.

Our operations are in France and we have previously operated in other international jurisdictions and we are subject to political, economic and legal risks and other uncertainties.

Our operations are in France and we have previously operated in other international jurisdictions, including through joint venture arrangements with parties in various international jurisdictions. We are, and have been, subject to the following risks and uncertainties that can affect our international operations adversely:

•	the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of non-U.S. government sovereignty over international operations;

•	laws and policies of the United States affecting foreign trade, taxation and investment;

•	the possibility of being subjected to the exclusive jurisdiction of non-U.S. courts in connection with legal disputes and the possible inability to subject non-U.S. persons to the jurisdiction of courts in the United States; and

•	the possibility of restrictions on repatriation of earnings or capital from foreign countries.

Further, our non-U.S. operations and international business relationships are subject to laws and regulations that may restrict activities involving restricted countries, organizations, entities and persons that have been identified as unlawful actors or that are subject to U.S. economic sanctions. If we are not in compliance with any such applicable laws and regulations or U.S. economic sanctions, we may be subject to civil or criminal penalties and other remedial measures.

All of our revenues are currently attributable to our properties in the Paris Basin in France. Any disruption in production, development or our ability to produce and sell oil in France would have a material adverse effect on our results of operations or reduce future revenues.

All of our revenues are currently attributable to our properties in the Paris Basin in France. We depend on third parties in France for the transportation and refining of our oil production. Any disruption in production, development or our ability to produce and sell oil in France would have a material adverse effect on our results of operations or reduce future revenues. If production of oil in the Paris Basin were disrupted or curtailed, or in the case of labor or other disruptions affecting French refineries, transportation or other infrastructure, our cash flows and revenues would be significantly reduced.

Our operations are subject to currency fluctuation risks.

We currently have operations involving the U.S. dollar and Euro, and we are subject to fluctuations in the value of the U.S. dollar as compared to the Euro. While our oil sales are calculated on a U.S. dollar basis, our expenditures are in Euro and we are exposed to the risk that the values of our French assets will decrease and that the amounts of our French liabilities will increase. These currency fluctuations, including the recent fluctuations, may adversely affect our results of operations. We do not currently hedge our exposure to currency fluctuations.

Failure to maintain effective internal controls could have a material adverse effect on our operations and our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires an annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing our internal controls and management’s assessment. Effective internal controls are necessary for us to produce reliable financial reports and prevent fraud and other errors in our reporting and recordkeeping. If, as a result of deficiencies in our financial or other internal controls, we cannot provide reliable financial reports or internal recordkeeping or compliance procedures, our business decision or compliance process may be adversely affected, our business and operating results could be harmed, we may be subject to legal penalties or other claims, investors could lose confidence in our reported financial information and the price of our stock could decrease.

During the evaluation of disclosure controls and procedures conducted as of September 30, 2009, we concluded that our disclosure controls and procedures were effective in reaching a reasonable level of assurance of achieving management’s desired controls and procedures objectives in our internal control over financial reporting; however, we have publicly disclosed that our internal controls have been ineffective for prior periods. There is no guarantee that we will be able to conclude that our disclosure controls and procedures will be effective in future periods.

In connection with the recent sales of our assets in Turkey, we granted certain significant indemnities to the purchasers of those assets.

In 2005, two separate incidents occurred offshore Turkey in the Black Sea, which resulted in the sinking of the Fallen Structures, as defined below, and the loss of three natural gas wells. We have not been requested, or ordered by any governmental or regulatory body, to remove the Fallen Structures. Therefore, we believe it is unlikely that we will receive such a request or order, and no liability has been recorded. In connection with the 2009 sales of our assets in

Turkey we agreed to indemnify each purchaser against and in respect of any claims, liabilities and losses arising from the Fallen Structures. We have also indemnified a third-party vendor for any claims made related to these incidents. We are unable to estimate the potential liability associated with the Fallen Structures. We have also granted certain other indemnities to the purchasers of our assets in Turkey and to the purchaser of our assets in Hungary in connection with the 2009 sale. Though certain of these indemnities are subject to limitations, including limitations on the time period during which claims may be asserted and the amounts for which we are liable, there can be no assurance that we will not incur future liabilities to the purchasers in connection with these transactions or that the amount of such liabilities will not be material or will not have a material adverse effect on our financial condition.

We face certain litigation risks, and unfavorable results of legal proceedings could have a material adverse effect on us.

We are party to certain lawsuits. Regardless of the merits of any claim, litigation can be lengthy, time-consuming, expensive, and disruptive to normal business operations and may divert management’s time and resources, which may have a material adverse effect on our business, financial condition and results of operations, including our cash flow. The results of complex legal proceedings are difficult to predict. Should we fail to prevail in these matters, or should any of these matters be resolved against us, we may be faced with significant monetary damages, which also could materially adversely affect our business, financial condition and results of operations, including our cash flow.

Acquisition prospects may be difficult to assess and may pose additional risks to our operations.

We continue to evaluate and, where appropriate, intend to pursue acquisition opportunities on terms we consider favorable. In particular, we consider acquisitions of businesses or interests that will complement and allow us to expand our exploration activities; however, currently, we have no binding commitments related to any acquisitions.

Future acquisitions could pose numerous additional risks to our operations and financial results, including:

•	problems integrating the purchased operations, personnel or technologies;

•	unanticipated costs;

•	diversion of resources and management attention from our core business;

•	entry into regions or markets in which we have limited or no prior experience; and

•	potential loss of key employees, particularly those of any acquired organization.

Risks Related to Our Industry

A decline in oil gas prices will have an adverse impact on our operations, and recent economic conditions have negatively impacted oil prices.

Our future revenues, cash flows and profitability are substantially dependent upon prevailing prices for oil. In recent years, oil prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Any significant or extended decline in oil prices will have a material adverse effect on our business, financial condition and results of operations and could impair access to future sources of capital. Lower prices may make it uneconomical for us to increase or even continue current production levels of oil.

Volatility in the oil industry results from numerous factors, over which we have no control, including:

•	the level of oil prices, expectations about future oil prices and the ability of international cartels to set and maintain production levels and prices;

•	the cost of exploring for, producing and transporting oil;

•	the domestic and foreign supply and demand of oil;

•	domestic and foreign governmental regulation;

•	the level and price of foreign oil transportation;

•	available pipeline and other oil transportation capacity;

•	weather and other natural conditions;

•	international political, military, regulatory and economic conditions, particularly in oil-producing regions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the effect of worldwide energy conservation measures; and

•	the ability of oil and natural gas companies to raise capital.

Significant declines in oil prices may:

•	impair our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow;

•	reduce the carrying value of our oil properties; and

•	limit our access to sources of capital.

Oil prices rose to unprecedented levels during 2008. Then in September 2008 the credit and equity markets started to deteriorate, which continued further in the beginning of 2009 before recovering somewhat later in the year. In the first half of 2009 we experienced on average a more than 60%decline in oil prices from the highest point received in 2008. These severe economic conditions caused us to reevaluate our capital expenditure program for 2009 and how we will operate on a go-forward basis. Our internally generated cash flow and cash on hand historically have not been sufficient to fund all of our expenditures, and we have recently relied on the sales of noncore assets to provide us with additional capital. Average oil prices increased by approximately 40% from the six months ended June 30, 2009 to the six months ended December 31, 2009, and oil prices are, and we expect will continue to be, volatile. The results of our operations are highly dependent upon the prices received from our oil production, which are dependent on numerous factors beyond our control. Accordingly, significant changes to oil prices are likely to have a material impact on our financial condition, results of operation, cash flows and revenue.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do.

We operate in the highly competitive areas of oil exploration, development, production, leasing, and acquisition activities. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil and natural gas companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there could be a shortage of drilling rigs, equipment, supplies, insurance, qualified personnel or oil field services. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wages of, qualified drilling rig crews rise as the number of active rigs in service increases. When oil and gas prices are high, the demand for oilfield services rises and the cost of these services increases.

We are subject to complex laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our operations are subject to complex and stringent laws and regulations, including the French Mining Code. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, concessions approvals and certificates from various governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations. For instance, we may be unable to obtain all necessary permits, concessions approvals and certificates, or renewals thereof, for proposed projects. Alternatively, we may have to incur substantial expenditures to obtain, maintain or renew authorizations to conduct existing projects. If a project is unable to function as planned due to changing requirements or public opposition, we may suffer expensive delays, extended periods of non-operation or significant loss of value in a project. All such costs may have a negative effect on our business and results of operations.

Our business exposes us to liability and extensive environmental regulation.

Our operations are subject to various laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose us to liability for our own negligence, but also may expose us to liability for the conduct of others or for our actions that were in compliance with all applicable laws at the time those actions were taken. We may incur significant costs as a result of environmental accidents, such as oil spills, natural gas leaks, ruptures, or discharges of hazardous materials into the environment, including clean-up costs and fines or penalties. Additionally, we may incur significant costs in order to comply with environmental laws and regulations and may be forced to pay fines or penalties if we do not comply.

For example, in 2005, two separate incidents occurred offshore Turkey in the Black Sea, which resulted in the sinking of two caissons, or the Fallen Structures, and the loss of three natural gas wells. We have not been requested or ordered by any governmental or regulatory body to remove the Fallen Structures. Therefore, we believe that the likelihood of receiving such a request or order is remote, and no liability has been recorded. In connection with the 2009 sales of our assets in Turkey, we agreed to indemnify each purchaser against and in respect of any claims, liabilities and losses arising from the Fallen Structures. We have also indemnified a third-party vendor for any claims made related to these incidents. See “— Risks Related to Our Company — In connection with the recent sales of our assets in Turkey, we granted certain significant indemnities to the purchasers of those assets.”

In addition, future climate change regulation, a subject of discussion in many jurisdictions currently, could require us to incur increased operating costs and could adversely affect the price or market demand for the oil that we produce.

Terrorist activities may adversely affect our business.

Terrorist activities, including events similar to those of September 11, 2001, or armed conflict involving the United States, France or any other country in which we may hold interests, may adversely affect our business activities and financial condition. If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil prices and cause a reduction in our revenues. In addition, oil production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged. Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We face numerous risks in finding commercially productive oil reservoirs, including delays in our drilling operations as a result of factors that are beyond our control and that may not be covered by insurance.

Our drilling will involve numerous risks, including the risk that no commercially productive oil reservoirs will be encountered. We may incur significant expenditures for the identification and acquisition of properties and for the drilling and completion of wells. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	fire, explosions and blowouts;

•	pressure or irregularities in formations;

•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination);

•	equipment failures or accidents;

•	weather conditions; and

•	shortages or delays in the delivery of equipment.

Any of these events could adversely affect our ability to conduct our operations or cause substantial losses, including:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; and

•	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks. We cannot assure investors that our insurance will be adequate to cover these losses or liabilities. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations. We carry well control insurance for our drilling operations. Our coverage includes blowout protection and liability protection on our wells.

The producing wells in which we have an interest occasionally experience reduced or terminated production. These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions. These curtailments can last from a few days to many months and may significantly reduce our revenues.

In addition, any use by us of 3D seismic and other advanced technology to explore for oil requires greater predrilling expenditures than traditional drilling methodologies. While we use advanced technology in our operations, this technology does not allow us to know conclusively, prior to drilling a well, that oil is present or economically producible.

In addition, as a “successful efforts” company, we account for unsuccessful exploration efforts, i.e., the drilling of “dry holes,” as an expense of operations that impacts our earnings. Significant expensed exploration charges in any period would materially adversely affect our earnings for that period and could cause our earnings to be volatile from period to period.

Reserve estimates depend on many assumptions that may turn out to be inaccurate.

The process of estimating oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any material inaccuracies in our reserve estimates or underlying assumptions could materially affect the quantities and present values of our reserves. In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and pre-tax net present value of reserves incorporated by reference in this prospectus supplement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil prices and other factors, many of which are beyond our control.

You should not assume that the present value of our proved reserves is the current market value of our estimated oil reserves.

You should not assume that the pre-tax net present value of our proved reserves is the current market value of our estimated oil reserves. In accordance with the revised SEC requirements, we base the pre-tax net present value of future net cash flows from our proved reserves on 12-month average prices and costs on the date of the estimate. Actual future prices, costs, and the volume of produced reserves may differ materially from those used in the pre-tax net present value estimate and may be affected by factors such as:

•	supply of and demand for oil;

•	actual prices we receive for oil;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Risks Related to Our Common Stock and this Offering

Our stock’s public trading price has been volatile, which may depress the trading price of our common stock.

Our stock price is subject to significant volatility. We operate in a price-sensitive industry, and there is often significant volatility in the market price of common stock irrespective of company performance. As a result, our high and low stock prices for the twelve months ended February 3, 2010 were $13.69 and $1.96, respectively. Fluctuations in the price of our common stock may be exacerbated by conditions in the energy and oil and natural gas industries or conditions in the financial markets generally.

Our common stock is quoted on The NASDAQ Global Market under the symbol “TRGL.” However, daily trading volumes for our common stock are, and may continue to be, relatively small compared to many other publicly traded securities. It may be difficult for investors to sell their shares of common stock in the public market at any given time at prevailing prices, and the price of our common stock may, therefore, be volatile.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	current events affecting the political, economic and social situation in the United States and France;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings by us or our competitors;

•	quarterly variations in operating results;

•	litigation or governmental action involving or affecting us;

•	volatility in exchange rates between the U.S. dollar and the Euro;

•	the operating and stock price performance of other companies that investors may consider to be comparable; and

•	purchases or sales of blocks of our securities.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of any future credit facility may restrict our ability to pay dividends on our common stock.

We may issue equity securities, including upon conversion of existing securities, that may depress the trading price of our common stock and may dilute the interests of our existing stockholders.

Sales or issuances of common stock or securities convertible into our common stock or the issuance of securities senior to our common stock may depress the trading price of our common stock. We may not have the ability to issue new common stock or securities convertible into common stock due to the decline in the equity market and our share price.

Any issuance of equity securities, including the issuance of shares upon conversion of our 5.00% Convertible Senior Notes or our New Convertible Senior Notes, could dilute the interests of our existing stockholders and could substantially decrease the trading price of our common stock, the 5.00% Convertible Senior Notes and the New Convertible Senior Notes. The terms of the New Convertible Senior Notes provide that the conversion rate be adjusted for certain securities offerings, including this offering, if 120% of the offering price in such offering is less than the then current conversion price. Thus, if we sell shares in this offering at a price below $11.42, the conversion price of the New Convertible Senior Notes will be adjusted such that the new conversion price will be 120% of such offering price. Any such adjustment would result in further dilution to our stockholders, if and when such notes are converted. The conversion price of the New Convertible Senior Notes will not be further adjusted in the case of future offerings after we have received in the aggregate proceeds of $20 million or more from equity or equity-linked offerings, including this offering. Under the terms of the indenture, we will not be required to issue shares of common stock upon conversion of the aggregate principal amount of the New Convertible Senior Notes that would exceed 19.9% of our outstanding shares of common stock or otherwise require shareholder approval.

We may issue common stock or securities convertible into our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or the conversion of debentures, or for other reasons.

We have an effective shelf registration from which additional shares of our common stock and other securities can be issued. We may not be able to sell shares of our common stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional share of our common stock or related securities in future transactions is less than the price per share in this offering, or if the conversion price of our New Convertible Senior Notes is adjusted as described above, investors who purchase our common stock in this offering will suffer a dilution in their investment.

Provisions in the indentures for the 5.00% Convertible Senior Notes and the New Convertible Senior Notes and our charter and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to holders of our common stock.

If a “change in control” (as defined in the indentures for the 5.00% Convertible Senior Notes and the New Convertible Senior Notes) occurs, holders of notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of certain “fundamental changes” (as defined in the indentures for the 5.00% Convertible Senior Notes and the New Convertible Senior Notes), we also may be required to increase the conversion rate applicable to the notes surrendered for conversion upon the fundamental change. In addition, the indentures for the 5.00% Convertible Senior Notes and the New Convertible Senior Notes prohibit us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes.

Our charter authorizes our Board of Directors to set the terms of preferred stock. In addition, Delaware law contains provisions that impose restrictions on business combinations with interested parties. Our bylaws limit stockholder proposals at meetings of stockholders. Because of these provisions of our charter and bylaws and of Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent Board of Directors.

The personal liability of our directors for monetary damages for breach of their fiduciary duty of care is limited by the Delaware General Corporation Law and by our certificate of incorporation.

The Delaware General Corporation Law allows corporations to limit available relief for the breach of directors’ duty of care to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:

•	for any breach of their duty of loyalty to the company or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

We have the ability to issue “blank check” preferred stock, which, if issued, could affect the rights of holders of our common stock.

Our charter authorizes our Board of Directors, subject to the rules of The NASDAQ Global Market, to issue up to four million shares of preferred stock and to set the terms of the preferred stock without seeking stockholder approval. The terms of such preferred stock may adversely impact the dividend and liquidation rights of holders of our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $     million (approximately $     million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses of this offering.

We intend to use the net proceeds from this offering, together with cash on hand to satisfy payment obligations arising from the holders’ exercise, if any, of their right on October 1, 2010 to require us to repurchase the 5.00% Convertible Senior Notes on October 1, 2010 and for general corporate purposes, which may include, working capital, capital expenditures and acquisitions. Pending such use, we intend to invest the net proceeds in mutual and money market funds, bank certificates of deposit and/or government securities.

Although we intend to use a portion of the net proceeds from this offering to satisfy payment obligations arising from the holders’ exercise, if any, of their right to require us to repurchase the 5.00% Convertible Senior Notes, we do not have the right to redeem the 5.00% Convertible Senior Notes until October 1, 2010. Until that time, we may repurchase a portion of the currently outstanding 5.00% Convertible Senior Notes in the open market and privately negotiated transactions, subject to market conditions, applicable legal requirements and other factors or otherwise seek to purchase the 5.00% Convertible Senior Notes.

On February 1, 2010, we had approximately $32.4 million aggregate principal amount of 5.00% Convertible Senior Notes outstanding. The 5.00% Convertible Senior Notes bear interest at a rate of 5.00% per annum and are due October 1, 2025. Holders may require us to repurchase all or a portion of their 5.00% Convertible Senior Notes on October 1, 2010 (among other occurrences) for cash, in an amount equal to 100% of the principal amount of such 5.00% Convertible Senior Notes, plus any accrued and unpaid interest. As of February 3, 2010, we had cash of approximately $16.1 million.

If the proceeds from this offering are insufficient to satisfy such obligations, we will need to seek additional capital to satisfy such obligations, which we may endeavor to do by (i) forward selling our crude oil; (ii) selling a working interest in properties; (iii) obtaining funds from a strategic partner, if any; or (iv) a combination of these actions, in addition to seeking alternative financing. Any alternative financing may be on terms that are unfavorable to us, which may adversely affect our ability to invest in existing and new projects or fund our ongoing business activities, and the terms of the New Convertible Senior Notes limit our ability to incur or increase our debt based on our proved plus probable reserves. See “— Risks Related to Our Company — If we do not restructure or obtain additional financing to satisfy our near-term debt obligations, we may not be able to continue as a going concern or we may be unable to avoid filing for bankruptcy protection.” Further there is no assurance that any such transactions will be completed or that alternative sources of financing will be available to us, in which case we may not have sufficient liquid resources to satisfy our payment obligations with respect to the 5.00% Convertible Senior Notes.

An inability to refinance or otherwise fund our payment obligations with respect to the 5.00% Convertible Senior Notes would result in an event of default under the 5.00% Convertible Senior Notes, which, if not cured or waived, would permit the holders to declare the outstanding principal, and any accrued and unpaid interest, if any, and any premium, on all the 5.00% Convertible Senior Notes to be immediately due and payable. If such an acceleration occurs, and we are not at that time able to repay, or borrow sufficient funds to refinance, the 5.00% Convertible Senior Notes, we may not be able to continue our operations, there would be doubt as to whether we could continue as a going concern and we may be unable to avoid filing for bankruptcy protection and/or may have an involuntary bankruptcy case filed against us. Notwithstanding this offering, our auditors may express doubt as to whether we could continue as a going concern, including in their audit report on our financial statements as of and for the year ended December 31, 2009.

In addition, we may require additional capital in 2010 and beyond to, among other things, address the debt obligations discussed above that may become due in 2010 and to execute our business plan, which would entail substantial capital expenditures. Under French law, each of our exploration permits and exploitation concessions require that we commit to expenditures of a certain amount over the period of the applicable permit or concession. Though we consider these amounts discretionary, such expenditures would be required to renew such permits. See “Risk Factors — Risks Related to Our Company — We may require additional capital in the future, which may not be available on favorable terms, if at all.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis,

•	as adjusted to reflect (i) the closing of the sale of Toreador Turkey Ltd. on October 7, 2009, (ii) the repurchase in October 2009 of approximately $9 million outstanding principal amount of the 5.00% Convertible Senior Notes and (iii) the Convertible Notes Exchange, and

•	as further adjusted to reflect the receipt by us of net proceeds from the sale of shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses of this offering.

This allocation of the use of net proceeds is illustrative of our intent with respect to the net proceeds from this offering. See “Use of Proceeds.” This table should be read in conjunction with the unaudited consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

	September 30, 2009
	Actual	As adjusted	As further adjusted
		(unaudited)	(unaudited)

	(in thousands)

Cash and cash equivalents	$10,626(1)	$20,219	$(2)

5.00% Convertible Senior Notes	$63,592	$32,385	$

8.00%/7.00% Convertible Senior Notes	$—	$31,631	$

Total debt	$63,592	$64,016	$
Stockholders’ equity:
Common stock, $0.15625 par value, 30,000,000 shares authorized	3,470	3,470
Additional paid-in capital	160,782	147,911
Accumulated deficit	(162,428)	(193,975)
Accumulated other comprehensive income	32,206	10,658
Treasury stock at cost	2,534	(2,534)

Total stockholders’ equity	31,496	15,530
Total capitalization	$95,088	$79,546	$

(1)	As of February 3, 2010, we had cash of approximately $16.1 million.

(2)	Pending the application of the net proceeds from the offering to repay our 5.00% Convertible Senior Notes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Market under the symbol “TRGL.” Set forth below, for the applicable periods indicated, are the high and low sales prices for our common stock as reported by NASDAQ.

Year ended December 31, 2010	High	Low

First Quarter (through February 5, 2010)	$13.69	$8.75

Year ended December 31, 2009	High	Low

Fourth Quarter	$11.58	$7.66
Third Quarter	$10.79	$4.50
Second Quarter	$7.26	$2.39
First Quarter	$4.74	$1.96

Year ended December 31, 2008	High	Low

Fourth Quarter	$9.67	$2.84
Third Quarter	$10.15	$6.45
Second Quarter	$10.49	$7.40
First Quarter	$10.58	$6.15

On February 5, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $10.07, and we had approximately 420 shareholders of record. We urge you to obtain current stock price quotations for our common stock.

DIVIDEND POLICY

Dividends on our common stock may be declared and paid out of funds legally available when and as determined by our Board of Directors. Our Board of Directors plans to continue our policy of holding and investing corporate funds on a conservative basis, retaining earnings to finance the growth of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

OUR BUSINESS

We are an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France. We are currently focused on the development of our conventional fields and the exploitation of the prospective shale oil play within our Paris Basin acreage position.

Our management team, Board of Directors and strategy have undergone a significant transformation in the last 13 months. In January 2009, we appointed a new Chief Executive Officer and three new directors (the CEO, Non-Executive Chairman and Non-Executive Vice Chairman), and in September 2009, we appointed a new Chief Financial Officer and Commercial Director. Our operations are currently focused solely on France, having disposed of our interests in Turkey and Hungary in 2009. The proceeds from these sales were used to reduce our debt from $110.3 million at December 31, 2008 to $63.6 million at September 30, 2009, all of which consisted of our existing 5.00% Convertible Senior Notes due 2025, or the 5.00% Convertible Senior Notes. After giving effect to the repurchase of $9 million aggregate principal amount of outstanding 5.00% Convertible Senior Notes in October 2009 and the retirement of $22.2 million in aggregate principal amount of the 5.00% Convertible Senior Notes on February 1, 2010, we had outstanding $32.4 million aggregate principal amount of 5.00% Convertible Notes and $31.6 million aggregate principal amount of new convertible notes. See “— Recent Developments — Convertible Notes Exchange.” We also improved operational efficiencies in 2009 and we are focused on reducing general and administrative expense.

We currently operate solely in the Paris Basin, which covers approximately 170,000 square kilometers (km2) of northeastern France, centered 50 to 100 km east and south of Paris. According to Gaffney, Cline and Associates Ltd, or Gaffney Cline, an independent petroleum and geological engineering firm, our proved reserves as of December 31, 2009, were 5.8 million barrels of crude oil (mmbbls), our proved plus probable reserves were 9.1 mmbbls, and our proved plus probable plus possible reserves were 14.3 mmbbls. Our production for 2009 averaged approximately 900 barrels of crude oil per day (bbls/d) from two conventional oilfield areas in the Paris Basin — the Neocomian Complex and Charmottes fields. We intend to maintain production from these mature assets using suitable enhanced oil recovery techniques. In addition to this production base, we have identified several additional conventional exploration targets. We received well results on La Garenne, the first of these targets, in January 2010. Following a more detailed analysis of the data, we intend to formulate a development plan for the field.

We are also currently focused on exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which we intend to submit an application in the first quarter of 2010. We have commenced a process to identify a potential partner to assist with our proof of concept program. See “Recent Developments — “Strategic Partner Process.”

Business Strategy

The primary components of our strategy are:

•	Focus on France. All of our oil assets are currently located in France, having disposed of our interests in Turkey and Hungary in 2009. We believe we can leverage our substantial acreage position and our experience and industry, government and local relationships in France to grow the Company.

•	Capture, develop and accelerate conventional prospects. We have identified a number of conventional oil prospects, which we intend to evaluate for potential development, beginning with La Garenne.

•	Target the prospective unconventional oil resource play. We are currently seeking a strategic partner to assist in our proof of concept program and potential development of our Paris Basin shale oil acreage position.

•	Continue to focus on operational costs. Since the beginning of 2009, we have improved operational efficiencies and we intend to reduce general and administrative costs and continue to focus on maintaining efficient operations.

•	Seek and maintain optimal capital structure. We expect the proceeds from this offering to enable us to reduce our debt and we intend to maintain a conservative capital structure over time.

Business Strengths

We believe the following are the key competitive strengths of our business:

•	Largest exploration acreage holder in the Paris Basin. We currently have the right to explore over one-third of the overall exploration acreage of the Paris Basin. Our gross exploration acreage is 750,000 acres.

•	Attractive conventional drilling and optimization opportunities. We have identified a number of near-term conventional oil targets. We are currently evaluating enhanced oil recovery initiatives to maintain and potentially increase production levels on our currently producing assets.

•	Experienced and talented technical team. Our technical team has four people each with a total of more than 10 years experience in oil and gas operations and two people each with a total of more than 25 years operating in the Paris Basin. Since 1994, we have drilled 38 wells in the Paris Basin (including La Garenne), of which seven were horizontal.

•	New Board of Directors with deep oil and gas experience and new, invigorated management team. Six of the seven members of our Board of Directors have changed since January 2009, and the new directors have significant oil and gas experience. Craig McKenzie brings over 20 years’ experience in the industry, including time with both Amoco and BP; Dr. Peter Hill and Ian Vann are both former Chief Geologists at BP; Bernard de Combret was formerly the Deputy Chairman of the Executive Committee Total; and Adam Kroloff is currently Vice President of Strategic Projects at BP. We have also made four new appointments to our management team in the last 13 months: Craig McKenzie as Chief Executive Officer, Marc Sengès as Chief Financial Officer, Tony Vermeire as Commercial Director and Ricarda Knispel as Exploration Manager. See “— Directors and Officers.”

•	Depth of experience and understanding of acreage in France. We (or our predecessors) have been operating in France since 1993, and we believe our technical experience and industry, government and local relationships in France represent significant competitive advantages. We believe we have compiled a comprehensive geophysical and geochemical analysis of the Paris Basin shale oil acreage.

•	Attractive and stable fiscal regime and proximity to infrastructure. We believe the French fiscal regime presents attractive and stable terms, creating a favorable environment for oil and gas exploration and production companies operating there. Under French regulation, royalty rates for fields with first production in or after 1980 currently range between 0% and 12%, and additional local tax on production from wells which started to produce in or after 1992 is currently approximately $1 per bbl. We have ready access to existing infrastructure (pipelines) and end-markets (refineries) in the Paris Basin. See “— Our Properties — Fiscal Terms and Infrastructure.”

Recent Developments

2009 Reserves Estimates

Our reserves estimates were prepared in accordance with SEC rules by Gaffney Cline. On February 1, 2010, we announced that according to Gaffney Cline, our independent reserves auditor, our total proved reserves as of December 31, 2009 were 5.8 mmbbls, an increase of 18% from 2008 year-end reserves of 4.9 mmbbls. As of December 31, 2009, our proved plus probable reserves were 9.1 mmbbls and our proved plus probable plus possible reserves were 14.3 mmbbls. We attribute the increase in proved reserves to better performance of the Company’s main field, the Neocomian Complex, as well as an increase in the oil price used to calculate reserves for 2009, including as a result of new SEC rules requiring the use of 12-month average oil prices for 2009 as opposed to the year-end pricing for 2008.

All of our reserves are located in France. The following table summarizes our reserves as of December 31, 2009:

					Proved +
	Proved	Proved	Total	Proved +	probable +
Field	Developed	Undeveloped	Proved	probable	possible
	(mmbbls)	(mmbbls)	(mmbbls)	(mmbbls)	(mmbbls)

Neocomian Complex	5.0	0.4	5.4	8.2	13.2
Charmottes Triassic	0.1	—	0.1	0.3	0.4
Charmottes Dogger	0.3	—	0.3	0.6	0.8
Total	5.4	0.4	5.8	9.1	14.3

Convertible Notes Exchange

On February 1, 2010, we consummated an exchange transaction, or the Convertible Notes Exchange. In the Convertible Notes Exchange, in exchange for (a) $22,231,000 principal amount of our outstanding 5.00% Convertible Senior Notes, or the Old Notes, and (b) $9.4 million cash, we issued $31,631,000 aggregate principal amount of our 8.00%/7.00% Convertible Senior Notes due 2025, or the New Convertible Senior Notes, and paid accrued and unpaid interest on the Old Notes.

The New Convertible Senior Notes are convertible into shares of our common stock at an initial conversion rate of 72.9927 shares of common stock per $1,000 principal amount of New Convertible Senior Notes (which is equivalent to an initial conversion price of $13.70 per share), subject to adjustment upon certain events. Under the terms of the indenture governing the New Convertible Senior Notes, if on or before October 1, 2010, we sell shares of our common stock in an equity offering, such as this one, or an equity-linked offering (other than for compensation), for cash consideration per share such that 120% of the issuance price is less than the conversion price of the New Convertible Senior Notes then in effect, the conversion price will be reduced to an amount equal to 120% of such offering price. Any such adjustment would result in further dilution to our stockholders, if and when such notes are converted. The conversion price of the New Convertible Senior Notes will not be further adjusted in the case of future offerings after we have received in the aggregate proceeds of $20 million or more from equity or equity-linked offerings, including this offering. Under the terms of the indenture, we will not be required to issue shares of common stock upon conversion of the aggregate principal amount of the New Convertible Senior Notes that would exceed 19.9% of our outstanding shares of common stock or otherwise require shareholder approval. See “Risk Factors — Risks Related to the Common Stock and this Offering — We may issue equity securities, including upon conversion of existing securities, that may depress the trading price of our common stock and may dilute the interests of our existing stockholders.”

Strategic Partner Process

In November 2009, our Board of Directors retained RBC Capital Markets to assist the Board’s Strategic Committee in the review of various strategic alternatives. The approach we are principally focused on is identifying a potential partner to assist us through a farm-out agreement or other means, in exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which we intend to submit an application in the first quarter of 2010. To the extent we are able to identify and reach agreement with a partner, we expect that this process could be completed during the first half of 2010, with development intended to begin thereafter. There can be no assurance that we will be successful in obtaining such approval, or a partner, or achieving an alternative solution to proving the concept.

Operations Update

La Garenne Well

We began drilling on the La Garenne well on November 12, 2009. The well confirmed a five-meter reservoir within a 50-meter oil column in the target Dogger formation. Based on our continued evaluation of the well results, we believe the well confirms a porous and hydrocarbon-bearing reservoir with a localized low-permeability area at the crest of the structure. We completed production testing of the well in January 2010, and the results were inconclusive. The well flowed only limited quantities from one of its two horizons in the Dogger. We intend to formulate a development plan for La Garenne following a more detailed analysis. We expect that the vertical well we drilled would be used as water disposal in the development of this field.

Hedging Activities

On October 13, 2009, we entered into a zero cost collar contract for 500 bbls/d of our oil production for 2010. The floor price is $68.00 per bbl, and the ceiling price is $81.00 per bbl.

Sale of Toreador Turkey Ltd.

On October 7, 2009, we completed the sale of Toreador Turkey Ltd. (announced on October 1, 2009) for total consideration of $10.6 million paid at closing as well as potential exploration success payments of up to $40 million and contingent future net profit payments.

Previous Offering

We were engaged in discussions with certain investors, all of whom we believe were accredited investors (as defined under Rule 501(a) of the Securities Act), concerning a potential private placement of our common stock and a proposed series of convertible notes for an aggregate of up to $50 to $60 million in gross proceeds. We terminated all offering activity relating the proposed private placement on December 17, 2009. No securities were sold, and all offers to buy or indications of interest given in the private offering were rejected or otherwise not accepted. This prospectus supplement supersedes any offering materials used in the proposed private placement.

Our Properties

We do not hold title to any of our properties; we hold interests in permits or concessions granted by French governmental authorities granting us the right to explore and develop oil properties in France. We currently hold interests in approximately 750,000 gross exploration acres in the Paris Basin, and we have applied for approximately 423,000 additional gross acres. Our conventional exploration and production operations consist primarily of our existing producing fields, development of the La Garenne field and the development of additional identified targets. Our unconventional exploration operations consist primarily of the exploration of the prospective shale oil play within our Paris Basin acreage position. We believe the French fiscal regime presents attractive and stable terms, and we have ready access to existing infrastructure (pipelines) and end — markets (refineries) in the Paris Basin. The table below summarizes the acreage covered by the exploration permits and exploitation concessions we currently hold or for which we have applied. For a more detailed description of each permit, concession or application, see ‘‘— Permits, Concessions and Pending Applications.”

Permit Name	Working Interest	Type	Expiration Date	Gross Acreage

Charmottes	100%	Production	October 24, 2013	9,019
Chateaurenard	100%	Production	January 1, 2011*	11,268
St. Firmin Des Bois	100%	Production	January 1, 2011*	3,973
			Total Production	24,260

Courtenay	100%	Exploration	October 1, 2009*	93,159
Aufferville	100%	Exploration	June 16, 2010*	33,112
Nemours	50%	Exploration	June 16, 2013	47,197
Malesherbes	100%	Exploration	March 30, 2010	65,977
Rigny le Ferron	100%	Exploration	February 20, 2011	82,780
Joigny	100%	Exploration	February 20, 2011	33,112
Mairy	30%	Exploration	August 15, 2011	109,715
Nogent sur Seine	100%	Exploration	August 8, 2012	65,730
Chateau Thierry	100%	Exploration	October 24, 2014	192,495
Leudon en Brie	100%	Exploration	August 8, 2012	25,946
			Total Exploration	749,222

Plaisir	—	Application		32,618	**
Nangis	—	Application		53,049	**
Valence en Brie	—	Application		15,815	**
Coulommiers	—	Application		81,545	**
Fere en Tardenois	—	Application		239,890	**
			Total Applications	422,917

TOTAL EXPLORATION (PERMITS AND APPLICATIONS)				1,172,139	***

*	Renewal application pending.

**	The application award process may result in us receiving less than a 100% working interest in the pending applications or only part of the acreage represented by an application.

***	Assuming successful applications.

Conventional Exploration and Production

Producing Fields

Our production for 2009 was 328.4 mbbls, representing an average of approximately 900 bbls/d, from two areas for which we hold exploitation concessions: the Neocomian Complex and Charmottes fields (producing from the Dogger and Trias horizon). As of December 31, 2009, these fields represented 100% of our total proved reserves (5.8 mmbbls).

All our production is currently sold to Total pursuant to an agreement signed with Elf Antar in 1996, as amended. Following an initial term expiring in 2002, the agreement automatically renews for one-year periods unless notice of termination is given at least six months in advance. The sale price is based on the monthly-average dated Brent price over the month of production, less a discount. In 2008, sales to Total, representing all of our oil production revenues, totaled $34.2 million.

La Garenne

We began drilling on the La Garenne well on November 12, 2009. The well confirmed a five-meter reservoir within a 50-meter oil column in the target Dogger formation. Based on our continued evaluation of the well results, we believe the well confirms a porous and hydrocarbon-bearing reservoir with a localized low-permeability area at the crest of the structure. We completed production testing of the well in January 2010, and the results were inconclusive. The well flowed only limited quantities from one of its two horizons in the Dogger. We intend to formulate a development plan for La Garenne following a more detailed analysis. We expect that the vertical well we drilled would be used as water disposal in the development of this field.

Prospect Inventory

We have identified seven additional conventional potential fields: Rachée (on the pending Nangis application), Valence en Brie (on the pending Valence Brie application), Mairy (on the Mairy permit), L’Orme (on the Plaisir pending application), CR 76 Dogger (on the Chateaurenard concession), Les Colins (on the Courtenay permit, subject to renewal) and Arville (on the Aufferville permit). We have retained Beicip-Franlab to model the basin and fields and have retained Gaffney Cline on exploration inventory and enhanced recovery advice. Our ability to explore and develop these targeted fields would be subject to our obtaining additional funding.

Unconventional Exploration: Paris Basin Shale Oil

In addition to our conventional exploration and production, we are also currently focused on exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which the Company intends to submit an application in the first quarter of 2010. We have retained RBC Capital Markets to manage a process to identify a potential partner to assist us, through a farm-out agreement or other means, in exploiting this acreage. To the extent we are able to identify and reach agreement with a partner, we believe that this process could be completed during the first half of 2010, with development intended to begin thereafter. There can be no assurance that we will be successful in obtaining a partner or achieving an alternative solution to proving the concept. If the process to obtain a partner to assist with this phase is unsuccessful, we may consider alternative solutions to attempt to prove the concept on our own, including by seeking alternative financing, hiring or engaging third parties or additional personnel with the appropriate technical capabilities or a joint venture or other arrangement with a service provider. The design of the following phases would be a function of the results of this pilot and sufficient funding.

Fiscal Terms and Infrastructure

Fiscal Terms

We believe that the Paris Basin presents attractive and stable fiscal terms. Mineral rights in France belong to the French State and production of hydrocarbons occurs under a concession regime. Holders of a concession or production license must pay the French tax authorities a royalty proportional to the value of the products extracted. This royalty is paid starting from production. The royalty regime distinguishes between production from wells drilled before and after January 1, 1980 and is ring-fenced by production concession. Under French regulation, the royalty payable is progressive and depends on annual production levels, with royalty rates currently ranging between 0% (below 50,000 tonnes, i.e., 970 bbls/d) and 12% (above 300,000 tonnes, i.e., 5,820 bbls/d) for post-1980 production. Production from pre-1980 wells is subject to an 8% royalty (below 50,000 tonnes), increasing to 30% (above 300,000 tonnes, i.e., 5,820 bbls/d).

Local mining taxes, or RCDM (redevance communale et départementale des mines), are also payable to the applicable administrative French county and municipality on whose territory the oil is produced. This local tax is determined by multiplying production by a unit rate, which is set each year by the Ministry of the Environment and Energy. The local mining tax is payable in arrears (tax for the production of 2008 is payable in 2010), is ring-fenced by well, and the regime distinguishes between fields entered into production before and after January 1, 1992. For the year 2009 (payable in 2011), the level of tax has been set at €16.51 per ton of oil equivalent to approximately $3.24 per bbl based on an exchange rate of 0.719, for pre-1992 production and €5.30 per ton of oil produced for post-1992 production, equivalent to approximately $1.04 per bbl based on an exchange rate of 0.719. Both the royalties and local mining taxes described above generally apply only to onshore fields; there is a reduced rate for offshore fields located less than one nautical mile from the coast (we do not currently hold any permits covering offshore fields). Each of the taxes is deductible when determining the profit subject to French corporate tax. We are not required to pay surface rental or fees.

In 2009, we sold 329,673 bbls of crude oil and realized an average oil price of $57.81 per bbl. Our operating costs (excluding transport) were approximately $13.72 per bbl, our transportation costs averaged $1.85 per bbl and we paid $5.47 per bbl in royalty and local mining taxes. Our resulting average 2009 netback, or sales net of costs, transportation and royalties and taxes, was 63.6% (or $36.77 per bbl).

Infrastructure

The Paris Basin is conveniently located to utilize existing French infrastructure. The Grandpuits refinery operated by Total is in the heart of the Paris Basin (approximately 30 miles south of the Chateau Thierry permit). Paris Basin crude oil production is currently approximately 11,000 bbls/d (as of December 31, 2009). Our current Paris Basin oil is trucked to the Grandpuits refinery operated by Total after being stored in on-site storage tanks. There is also a major pipeline operated by Lundin Petroleum from the Villeperdue field to the Grandpuits refinery, in which there is substantial free capacity.

Permits, Concessions and Pending Applications

Exploration Permits

We currently hold 10 exploration permits: Rigny le Ferron, Chateau Thierry, Aufferville, Nemours, Courtenay, Joigny, Malesherbes, Mairy, Nogent sur Seine and Leudon en Brie.

Under French mining law, an exploration permit gives the holder an exclusive right to explore and then produce hydrocarbons. Any area, offshore and onshore, which is not covered yet by such a permit may be subject to application at any time. An application for a permit, or a renewal of a permit, is awarded by ministerial order following an administrative consultation and a submission to the regulatory authorities. An exploration permit is initially granted for a period of up to five years and may be renewed twice for up to five years each time; however, the area covered by the permit is reduced by half at the first renewal and by a quarter of the remaining area at the second renewal. The permit holder may designate the areas to remain after such reduction, and in any event, the area covered by a permit may not be reduced below 175 km2. The exploration permits have minimum financial requirements, and if such obligations are not met, the permits could be subject to forfeiture. The renewal of a permit is generally granted, provided the holder has met all its obligations thereunder and has agreed to certain future financial commitments at least equal to the financial commitments made during the previous permit period.

Rigny le Ferron

We hold a 100% working interest in, and operate, the Rigny le Ferron permit, which covers approximately 82,780 acres. The existing seismic lines representing around 1,000 km2 were reprocessed and interpreted in 2008. Several Dogger prospects have been identified and mapped. We began drilling on the La Garenne well on November 12, 2009. We completed production testing of the well in January 2010, and the results were inconclusive. The well flowed only limited quantities from one of its two horizons in the Dogger. We intend to formulate a development plan for La Garenne following a more detailed analysis. See “— Conventional Exploration and Production — La Garenne.” The Rigny le Ferron permit expires in 2011.

Chateau Thierry

We hold a 100% working interest in, and operate, the Chateau Thierry permit, which covers approximately 192,495 acres. The Chateau Thierry permit expires in 2014.

Aufferville

We hold a 100% working interest in, and operate, the Aufferville permit, which covers approximately 33,112 acres. After drilling the Ichy 1D dry hole in May 2007, the seismic lines have been entirely reprocessed and are being re-interpreted now for delineating new attractive prospects at the Dogger objective. The Aufferville permit expires in June 2010. We have recently filed an application renewal on this permit to drill a Dogger prospect on this acreage in its third period of validity.

Nemours

We hold a 50% working interest in the Nemours permit, which covers approximately 47,197 acres (23,598 net acres for our working interest) and is operated by Lundin Petroleum AB. A reassessment of the prospect potential is ongoing. The Nemours permit expires in 2013.

Courtenay

We hold a 100% working interest in and operate the Courtenay permit, which covers approximately 93,159 net acres located east of the Neocomian Complex. We filed a renewal application for the Courtenay permit in the first quarter of 2009 for an additional five-year period. We intend to farm out the Les Colins prospect, which is analogous to the CR76 Dogger prospect on the Neocomian concession.

Joigny

We hold a 100% working interest in, and operate, the Joigny permit, which covers approximately 33,112 acres. Seismic interpretation is underway on the acreage to delineate prospects in the Portlandian limestone. The Joigny permit expires in 2011.

Malesherbes

We hold a 100% working interest in and operate the Malesherbes permit, which covers approximately 65,977 acres. The Malesherbes permit expires in March 2010.

Mairy

We currently hold a 30% working interest in the Mairy permit, which covers approximately 109,715 acres (32,914 net acres for our working interest) and is operated by Lundin Petroleum AB. The Mairy permit expires in 2011.

Nogent sur Seine

We hold a 100% working interest in, and operate, the Nogent sur Seine permit, which covers approximately 65,730 acres. All of the existing seismic coverage representing around 1,012 km2 has been purchased and seismic reprocessing will take place in 2010 to identify Dogger and Triassic prospects over this block. The Nogent sur Seine permit expires in 2012.

Leudon en Brie

We hold a 100% working interest in, and operate, the Leudon en Brie permit, which covers approximately 25,946 acres. The 655 km2 grid of existing 2D seismic purchased in 2008 is expected to be reprocessed in the first quarter of 2010 and interpreted to identify Dogger and Triassic prospects. The Leudon en Brie permit expires in 2012.

Exploitation Concessions

We currently hold two exploitation concessions covering three producing oil fields in the Paris Basin: the Neocomian Complex and Charmottes fields (Dogger and Trias). As of December 31, 2009, production from these oil fields represented substantially all of our revenue.

Under French mining law, hydrocarbons may only be developed once a concession has been granted. During the exploration permit period, the permit holder has the exclusive right to obtain an exploitation concession. An exploitation concession is granted by decree, after a public enquiry, a local administrative consultation and a submission to the regulatory authorities. The decree sets forth the concession’s perimeter and duration, which cannot exceed 50 years. To be awarded an exploitation concession, the applicant must, among other things, prove that it has the appropriate technical and financial capabilities to perform the operations and comply with regulations. An exploitation concession may be extended several times, each time for no longer than 25 years. An application for a renewal must be submitted two years before the expiration of the concession. The French government is not obligated to renew an exploitation concession, and such renewal would be subject to our satisfaction of technical and financial capability requirements.

Holders of a concession or production license must pay the French government a royalty proportional to the value of the products extracted. This royalty generally applies only to onshore fields and is backdated and paid when the concession is granted. It is deductible from the French corporate tax. Local mining taxes are also payable by the holder, and are determined by multiplying production by a unit rate, which is set each year by the regulatory authorities. These taxes also generally apply only to onshore fields; there is a reduced rate for offshore fields located less than one nautical mile from the coast (we do not currently hold any permits covering offshore fields). Mining taxes are deductible when determining profit subject to French corporate tax.

Neocomian Complex

We hold a 100% working interest in, and operate, the two concessions (Chateaurenard and St. Firmin Des Bois) covering the Neocomian Complex, which consist of a group of four smaller field units. As of December 31, 2009, the complex had 80 producing oil wells and production was approximately 782 bbls/d. An exploration prospect has been identified in the Dogger objective located 500 meters below the Neocomian producing reservoirs. The Chateaurenard concession, which covers approximately 11,268 acres, and the St. Firmin Des Bois concession, which covers approximately 3,973 acres, both expire in January 2011. Renewal applications for both permits were filed in December 2008 and are currently pending.

Charmottes

We hold a 100% working interest in and operate the Charmottes concession, which consists of two oil fields at different horizons (Dogger and Trias). As of December 31, 2009, the fields had seven producing oil wells, and production was approximately 117 bbls/d. The Charmottes concession, which covers approximately 9,019 acres, expires in October 2013.

Pending Applications

The application award process may result in us getting less than a 100% working interest in the pending applications or only part of that application depending on competition for all or part of the acreage.

Plaisir

We filed an application in September 2008 (revised in December 2008) for the Plaisir permit, which covers approximately 32,618 acres.

Nangis

We filed an application in January 2009 for the Nangis permit, which covers approximately 53,049 acres.

Valence en Brie

We filed an application in January 2009 for the Valence en Brie permit, which covers approximately 15,815 acres.

Coulommiers

We filed an application in November 2008 for the Coulommiers permit, which covers approximately 81,545 acres.

Fere en Tardenois

We filed an application in August 2009 for the Fere en Tardenois permit, which covers approximately 239,890 acres.

Executive Officers and Directors

Executive Officers

Our current executive officers are Craig M. McKenzie, President and Chief Executive Officer, and Marc Sengès, Chief Financial Officer.

Craig M. McKenzie (46). Mr. McKenzie has been our President and Chief Executive Officer since March 26, 2009 and served as our interim President and Chief Executive Officer beginning on January 22, 2009. From October 2007 to December 2008, he was the Chief Executive Officer and Director of Canadian Superior Energy, Inc., a Canadian oil and gas exploration and production company. From May 2004 to September 2007, he was the President of BG Trinidad & Tobago of BG Group plc, a gas exploration and production company. He was a member of the Atlantic LNG shareholders’ board from September 2004 to September 2007. From 1986 to May 2004, he was at BP plc where he held various senior level positions, including Head of North Sea Projects and Exploration Unit, Executive Assistant in the office of the Group Chief Executive Officer and Lead Negotiator of the Mergers and Acquisitions Group.

Marc Sengès (43). Mr. Sengès has been serving as our Chief Financial Officer since September 15, 2009. Prior to that he served as the Corporate Secretary and General Counsel of Progisys International, a private oil and gas services company with operations in Europe, Africa and Asia, from December 2006. Mr. Sengès has also been a member of the Board of Progisys and the company’s representative in Switzerland. Prior to joining Progisys, Mr. Sengès served as the Chief Financial Officer and General Counsel of Pebercan Inc. (ticker: PBC CN), a Canadian oil and gas exploration and production company, from November 2005 to November 2006. Prior to joining Pebercan Inc., Mr. Sengès served as Chief Financial Officer and a member of the Executive Committee of Maurel et Prom (ticker: MAU FP), the second largest publicly traded French oil and gas exploration and production company, from February 2005 to October 2005. Before joining Maurel et Prom, from February 2002 to January 2005, Mr. Sengès was an Executive Director at Natexis Banque Populaire where he was Global Head of the Oil and Gas Structured Finance Department for Africa and the Middle East. Prior to joining Natexis Banque Populaire, Mr. Sengès held various executive positions with several banks including HSBC Investment Bank, Crédit Lyonnais and Société Générale. Mr. Sengès studied Business Law and Finance & Banking at Paris University.

Directors

Our current directors are:

Julien Balkany (28). Mr. Balkany has served as a director of Toreador since January 2009. Mr. Balkany has been serving as a managing member and Chief Investment Officer of Nanes Balkany Partners I LP since January 2008. Concomitantly, Mr. Balkany has been a Foreign Associate and Managing Director of Nanes Delorme Capital Management LLC, a New York based financial advisory and broker-dealer firm since March 2005. Previously, Mr. Balkany worked for Pierson Capital, a U.S.-based investment firm focused primarily on emerging markets from 2003 to 2005. Prior to that, Mr. Balkany gained significant expertise in the Emerging Markets Debt Capital Markets Group of Bear Stearns. Mr. Balkany studied Political Science at the Institute of Political Studies (France) and Finance at UC Berkeley. Mr. Balkany is also fluent in Spanish and French.

Bernard Polge de Combret (67). Mr. de Combret has served as a director of Toreador since September 2009. Mr. de Combret, a French citizen, he is the former Deputy Chairman of the Executive Committee of Total. Mr. de Combret is currently non-executive Chairman of Coastal Energy Company and a non-executive director of Petrofac Ltd and Winstar Resources Ltd. He is also a member of the International Advisory Board of Banco Santander and a member of the Advisory Board of Reech AiM Partners LLP. Mr. de Combret spent 23 years from 1979 to 2002 (until he retired) with Elf and then Total where he held several executive positions, including but not limited to, Chief Executive for Refining/Marketing, Chief Executive for Gas, Power, and New Energy, and Chief Executive for Trading and Transportation. Mr. de Combret has also served as a member of the Board of Directors for various public companies including, among others, CEPSA, Intercontinental Exchange (ICE), Banco Central Hispano, and Maurel & Prom, and for subsidiaries of public companies (Atochem, Axa Re, Renault VI). Prior to joining the oil industry, Mr. de Combret was a high civil servant in France, holding senior positions in the Ministry of Finance and in the Ministry of Foreign Affairs. Mr. de Combret graduated from Ecole Polytechnique and Ecole Nationale d’Administration (ENA) and is fluent in French, English, and Spanish.

Peter J. Hill (62). Dr. Hill has served as a director and Non-Executive Chairman of Toreador since January 2009. He has served as the President and CEO of Triangle Petroleum Corporation since November 2009. He has been the Non-Executive Chairman of Austral Pacific since January 2006. From July 2000 to October 2005, he served as President and Chief Executive Officer of Harvest Natural Resources, a U.S. oil and gas exploration and production company. From January 1998 to June 2000, he was Chief Operating Officer and Executive Director of Hardy Oil & Gas in London. From March 1995 to September 1997, he served as Managing Director of Deminex and was responsible for its worldwide exploration and production activities. Prior to January 1995, he spent 22 years with BP plc holding several senior positions, including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America.

Adam Kroloff (47). Mr. Kroloff has served as a director of Toreador since June 2009. Mr. Kroloff is a Vice President (strategic projects) of BP plc with 20 years of experience in the oil and gas business. Mr. Kroloff has worked internationally for BP for more than a decade in roles at group-level and across each business division. His focus is governance, strategy and law. Prior to joining BP, Mr. Kroloff was a litigator. He holds a Juris Doctorate from the University of California, Hastings College of the Law and a Bachelor of Arts degree from Claremont McKenna College, and is a member of the California (inactive) and Alaska (active) bars. Mr. Kroloff is a Trustee of Skill Force Development, a charity that teaches life skills to at-risk youth

Craig McKenzie. Mr. McKenzie has served as a director of Toreador since January 2009. See “— Executive Officers.”

Ian Vann (60). Mr. Vann has served as a director of Toreador since June 2009. Since January 2007, Mr. Vann has been the owner and CEO of Vann Consulting Ltd, a privately owned company registered in the United Kingdom. He is also a non-executive director of Serica PLC, a public company registered in the United Kingdom and Spectraseis AG, a privately owned company registered in Switzerland. Mr. Vann retired in January 2007 as Group Vice President, Exploration and Business Development of the Exploration and Production Division of BP PLC, a position in which he served beginning in September 2004. From September 2001 to September 2004, he was Group Vice President, Technology of the Exploration and Production Division of BP. He began his employment with BP in 1976 as an exploration geologist and subsequently served in a number of senior positions including Chief Geologist, General Manager Africa, General Manager International Exploration and Vice President Exploration.

Herbert C. Williamson III (59). Mr. Williamson has served as a director of Toreador since January 2006. He is a private investor and has significant oil and gas experience with a strong focus on international activities. From July 2001 to June 2002, he was a part-time consultant to Petrie Parkman and Company for new business development. From April 1999 through July 2001 he was a Director and interim Chief Financial Officer of Merlon Petroleum. From October 1998 through April 1999 he was a Director and Chief Financial Officer of Seven Seas Petroleum. From 1995 through 1998 he was a Director in the Energy Group of Credit Suisse. From 1985 until 1995, he was Vice Chairman and Executive Vice President at Parker & Parsley Petroleum.

Messrs. Balkany and McKenzie and Dr. Hill were appointed to the Board of Directors in January 2009, and nominated to the Board of Directors at our 2009 Annual Meeting, in each case pursuant to the terms of a Settlement Agreement, or the Settlement Agreement, we entered into with Nanes Balkany Partners I LP, a greater than 5% beneficial owner of our common stock, Nigel Lovett, then our President and Chief Executive Officer and a director, John Mark McLaughlin, then our Chairman of the Board of Directors, Mr. Balkany, Mr. McKenzie and Dr. Hill.

On March 5, 2009, Canadian Superior Energy, Inc. filed a voluntary petition for bankruptcy protection under the Company’s Creditors Arrangement Act (Canada) in the Court of Queen’s Bench of Alberta, the company emerged from bankruptcy protection in September 2009. Craig McKenzie was the Chief Executive Officer and Director of Canadian Superior Energy, Inc. from October 2007 to December 2008. Other than as disclosed above, none of our officers or directors has been involved in any legal proceedings that would be required to be disclosed under Item 401(f) of Regulation S-K.

Legal Proceedings

On October 16, 2003, we entered into an agreement, or the Netherby Agreement, with Phillip Hunnisett and Roy Barker, or Hunnisett and Barker, pursuant to which Hunnisett and Barker agreed to post the collateral required by the Turkish government for Madison Oil Turkey Inc. (a Liberian company later reincorporated in the Cayman Islands as Toreador Turkey Limited) to retain its 36.75% interest in relation to eight offshore exploration SASB licenses in exchange for a 1.5% gross overriding royalty interest, or the Overriding Royalty, on the net value to Madison Oil Turkey of all future production, if any, deriving from Madison’s interest in such SASB licenses. Since March 2009, we have corresponded with Hunnisett and Barker regarding a dispute over the compensation payable by us to Hunnisett and Barker under the Netherby Agreement as a result of Toreador Turkey’s sale of a 26.75%

interest in the SASB licenses to Petrol Ofisi in March 2009, or the Netherby Payment Amount. Hunnisett and Barker have contended that the Netherby Payment Amount could be up to $10.4 million; however, we do not believe that Hunnisett and Barker are entitled to such amount. There has been subsequent correspondence regarding a dispute as to whether an agreement between the parties had been reached regarding the Netherby Payment Amount; Hunnisett and Barker’s contention is that such agreed Netherby Payment Amount was $7.2 million. We do not believe that any such agreement was reached, and we do not believe that Hunnisett and Barker are entitled to such amount. We intend to vigorously defend ourselves against any claim for payment of an amount in excess of the amount to which we believe that Hunnisett and Barker are entitled. We have since completed the sale of Toreador Turkey Ltd., including with it Toreador Turkey’s remaining 10% interest in the SASB license, to Tiway Oil, or Tiway. In connection with the sales referred to above, we have agreed to indemnify Petrol Ofisi and Tiway against and in respect of any and all claims, liabilities, and losses arising from the Overriding Royalty.

On June 17, 2009, The Scowcroft Group, Inc., or Scowcroft, filed a complaint in the United States District Court for the District of Columbia against us. The complaint alleges that we breached a contract, or the Scowcroft Contract, between Scowcroft and us relating to the sale of our interests in the SASB and that Scowcroft is entitled to a success fee thereunder as a result of the sale of our interests in the SASB to Petrol Ofisi in March 2009. The complaint also alleges unjust enrichment/quantum meruit and fraud. Scowcroft is seeking damages in the amount of $2 million plus interest, costs and expenses. On July 24, 2009, we filed a motion to dismiss the complaint. The district court denied our motion to dismiss the action on October 26, 2009. On November 30, 2009, we filed an answer to the complaint. The Court has set the initial scheduling conference in the matter for March 12, 2010. We believe that we have defenses to Scowcroft’s claims and intend to continue vigorously defending ourselves.

On January 25, 2010, we received a claim notice from Tiway under the Share Purchase Agreement, dated September 30, 2009, among us, Tiway Oil BV and Tiway relating to the sale of Toreador Turkey Ltd. in respect of a third-party claim asserted by Petrol Ofisi against Toreador Turkey Ltd. in the amount of TRY 7.6 million ($5.1 million), for which Tiway alleges we are liable for an estimated TRY 2.1 million ($1.4 million). No formal legal evaluation of this claim can be made at this time.

MATERIAL UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences generally applicable to non-United States holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential United States federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-United States tax laws or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-United States holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, former United States citizens or residents, partnerships and other pass-through entities or “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax. Moreover, this discussion does not consider special tax rules that may apply to a non-United States holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that is a “non-United States person” for United States federal income tax purposes. A non-United States person is any of the following:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation or

•	foreign estate or trust.

A non-United States holder does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, such partners are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of being a partner in a partnership that holds our common stock.

Distributions on our Common Stock

We do not intend to pay dividends on our common stock in the foreseeable future. However, in the event we do pay dividends on our common stock. any such dividends paid to a non-United States holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-United States holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-United States holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-United States holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. income tax on a net income basis as if the non-United States holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale or Disposition of our Common Stock

A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-United States holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, during the relevant statutory period.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

With respect to the second bullet point above, we believe that we are not currently and are not likely to become a USRPHC.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-United States holder may have to comply with certification procedures to establish that such holder is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against a non-United States holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

RBC Capital Markets Corporation and Thomas Weisel Partners LLC are acting as the underwriters of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares

RBC Capital Markets Corporation
Thomas Weisel Partners LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to certain customary conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to           additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of RBC Capital Markets Corporation and Thomas Weisel Partners LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. If we release earnings results or announce material news during the last 17 days of the lock-up period, or if prior to the expiration of the lock-up period we announce that we will release earnings during the 15-day period following the last day of the lock-up period, then the lock-up period will automatically be extended until the end of the 18-day period beginning with the earnings release or material news announcement. RBC Capital Markets Corporation and Thomas Weisel Partners LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In addition, Nanes Balkany Partners I LP, one of our shareholders which, according to filings with the SEC currently owns approximately 0.8 million shares of our common stock, has agreed that, for a period of 45 days from the date of this prospectus supplement, it will not, without the prior written consent of RBC Capital Markets Corporation and Thomas Weisel Partners LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.

The common stock is listed on the Nasdaq Global Market under the symbol “TRGL.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No exercise	Full exercise

Per Share	$	$
Total	$	$

In connection with this offering, RBC Capital Markets Corporation and Thomas Weisel Partners LLC, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when RBC Capital Markets Corporation or Thomas Weisel Partners LLC repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering will be $700,000.

The underwriters and certain of their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The maximum compensation to be paid to any Financial Industry Regulatory Authority member or independent broker dealer will not exceed 8% of the gross proceeds from the sale of the securities being sold pursuant to this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement and accompanying prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

No action has been undertaken or will be undertaken to make an offer to the public of the shares requiring a publication of a prospectus in any relevant member state.

Each purchaser of shares described in this prospectus supplement and the accompanying prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

These restrictions concerning relevant member states are in addition to any other applicable restrictions in the member states that have implemented the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des marchés financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des marchés financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties in accordance with Article L.411-2 of the French Code monétaire et financier; or

•	in a transaction that, in accordance with Article L.411-2-II-1°-or-2° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (offre au public).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

Willkie Farr & Gallagher LLP will pass upon the validity of any securities we offer by this prospectus. Certain legal matters are being passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and the financial statements incorporated by reference from our Current Report on Form 8-K filed with the SEC on November 12, 2009 in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Information about our estimated proved reserves as of December 31, 2008 and future net cash flows attributable to such reserves was prepared by LaRoche Petroleum Consultants Ltd., an independent petroleum and geological engineering firm, and is included herein in reliance upon the authority of said firm as experts in reserves and present values.

Information about our estimated proved reserves as of December 31, 2009 was prepared by Gaffney, Cline & Associates, Ltd. an independent petroleum and geological engineering firm, and is included herein in reliance upon the authority of said firm as experts in reserves.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is directly included in this document. The documents we incorporate by reference herein are:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2009, January 27, 2009, January 30, 2009 (Items 1.02 and 3.03 only), February 4, 2009, March 9, 2009, March 23, 2009, April 1, 2009, June 8, 2009 (Item 5.02 only), August 17, 2009 (Item 5.02 only), August 24, 2009, September 17, 2009, October 6, 2009, October 9, 2009, November 12, 2009, December 2, 2009 and February 3, 2010 (Items 1.01, 2.03, 3.02 and 8.01 only); and

•	our Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders.

The reclassification of the results of operations in Romania, Turkey and Hungary as discontinued operations in accordance with generally accepted accounting principles has been reflected in our financial statements as of December 31, 2008, for the nine months ended September 30, 2009 and 2008 and as of and for the three years ended December 31, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The Current Report on Form 8-K filed with the SEC on November 12, 2009 incorporated by reference into this prospectus supplement and the accompanying prospectus recasts certain information previously presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to present our operations in Romania, Turkey and Hungary as discontinued operations. Accordingly, investors should rely upon the financial statements included in this November 12, 2009 Form 8-K for our audited financial information for the three-year period ended December 31, 2008.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we terminate the offering of securities pursuant to this prospectus supplement and the accompanying prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We do not incorporate by reference any information in any future filings deemed furnished and not filed pursuant to applicable rules.

Copies of any documents incorporated by reference in this prospectus supplement and accompanying prospectus may be obtained free of charge upon written or oral request by contacting us at Toreador Resources Corporation, 13760 Noel Road, Suite 1100, Dallas, TX 75240-1383, (214) 559-3933. Information about us, including our SEC filings, is also available at our website at www.toreador.net. However, the information on our website is not a part of, or incorporated by reference in, this prospectus supplement and accompanying prospectus should not be relied upon in determining whether to make an investment in our securities.

PROSPECTUS

$200,000,000

Toreador Resources Corporation

Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Share Purchase Contracts
Share Purchase Units
Units

We may offer, from time to time, common stock, preferred stock, depositary shares, warrants, subscription rights, debt securities, share purchase contracts, share purchase units and units, and we may offer and sell these securities from time to time in one or more offerings. The aggregate offering price of the securities that we may issue under this prospectus will not exceed $200,000,000. The securities we offer may be convertible into or exercisable or exchangeable for our other securities.

This prospectus describes the general terms that may apply to the offered securities. The specific terms will be fully described in a supplement to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with any documents incorporated by reference, carefully before you invest.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The prospectus supplement will provide the specific terms of the plan of distribution.

Our common stock is listed on The NASDAQ Global Market under the symbol “TRGL.”

Investing in these securities involves a high degree of risk. You should review carefully and consider the risks described under the heading “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement and any documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). We may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we may offer. Each time we sell securities, we will provide a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also add, update or change information that is in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any “free writing prospectus” we may authorize to be delivered to you. Toreador Resources Corporation has not authorized any dealer, salesperson or other person to provide you with different information or to make any representations in connection with an offer made by this prospectus other than those contained in it. If anyone provides you with different or inconsistent information or makes any such representation, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may authorize to be delivered to you is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

In this prospectus, references to the terms “Toreador,” “the Company,” “we,” “us,” “our” and similar terms refer to Toreador Resources Corporation and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained herein that are not historical facts are considered forward-looking statements and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” “may,” “continues,” “should” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by, and information currently available to, them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties, including:

•	our success in development, exploitation and exploration activities;

•	our ability to make planned capital expenditures;

•	declines in our production of crude oil;

•	prices for crude oil;

•	our ability to raise equity capital or incur additional indebtedness;

•	economic and business conditions;

•	political and economic conditions in oil-producing countries;

•	price and availability of alternative fuels;

•	our acquisition and divestiture activities; and

•	results of our hedging activities.

Other important factors and information are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in the section entitled “Risk Factors,” and our other periodic filings with the SEC. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information or future events, or otherwise.

RISK FACTORS

Investing in our securities involves significant risks. Prior to investing in our securities, in addition to the risks discussed above under “Special Note on Forward-Looking Statements,” you should carefully consider all of the information contained in or incorporated by reference in this prospectus and any prospectus supplement as provided in “Where You Can Find Additional Information,” including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. If any of these risks were to occur, it could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our shares and any other securities we may issue.

ABOUT TOREADOR RESOURCES CORPORATION

Toreador, a Delaware corporation, is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The Company holds interests in developed and undeveloped oil properties in France and is currently focused on developing the conventional exploration of its French acreage and unconventional exploitation of the Paris Basin Oil Shale.

Our offices in the United States are located at 13760 Noel Road, Suite 1100, Dallas, TX, 75240-1383 (telephone number: (214) 559-3933). Our principal executive offices are located at c/o Toreador Holding SAS, 9 rue Scribe, 75009 Paris, France (telephone number: +33 1 47 03 34 24). Our website address is www.toreador.net. Information contained on our website is not incorporated by reference in this prospectus and should not be considered to be a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.

	Nine months
	ended
	September 30,	For the year ended December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)

Ratio of earnings to fixed charges	N/A	N/A	N/A	13.31	8.35	N/A
Dollar value of deficiency (in thousands)	$(9,710)	$(1,518)	$(5,928)	N/A	N/A	$(1,986)
Ratio of earnings to combined fixed charges and preference dividends	N/A	N/A	N/A	10.34	2.49	N/A
Dollar value of deficiency (in thousands)	$(9,710)	$(1,518)	$(6,173)	N/A	N/A	$(3,068)

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, which may include repayment of indebtedness, working capital, capital expenditures and acquisitions. Pending such uses, we may temporarily invest the net proceeds.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Fourth Amended and Restated Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement of which this prospectus forms a part and are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized capital stock as stated in our Certificate of Incorporation consists of 30,000,000 shares of common stock, $0.15625 par value per share, and 4,000,000 shares of preferred stock, $1.00 par value per share.

Common Stock

As of December 11, 2009, we had outstanding 21,475,286 shares of our common stock. Holders of common stock are entitled to one vote for each share held on all matters on which stockholders generally are entitled to vote. The holders of common stock do not have cumulative voting rights in the election of directors. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the common stock then outstanding, dividends may be paid on the common stock at such times and in such amounts as the Board of Directors (the “Board”) shall determine. Upon our dissolution, liquidation or winding-up, after the distribution of any preferential amounts to holders of any class or series of stock having a preference over the common stock then outstanding, the holders of our common stock are entitled to receive ratably all our remaining assets available for distribution. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

This prospectus describes certain general terms and provisions of our preferred stock. If we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. Preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

Our Board is authorized, subject to limitations prescribed by law or any stock exchange on which our common stock is listed, to provide for the issuance of preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof.

The ability of the Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

There are currently no shares of preferred stock outstanding.

Anti-Takeover Provisions

Certain provisions of the DGCL, as well as our Certificate of Incorporation and Bylaws, could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Delaware General Corporation Law

We are a Delaware corporation and are subject to the terms of Section 203 of the DGCL. Pursuant to Section 203 of the DGCL, a Delaware corporation may not, with certain exceptions, engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that such person became an interested stockholder unless:

•	the transaction that results in a person’s becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•	on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203 of the DGCL, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation or

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

Certificate of Incorporation and Bylaws

Special Meeting of Stockholders.  Our Bylaws provide that special meetings of stockholders may be called only by our Board, the Chairman of our Board or our Chief Executive Officer or President, or by holders of at least 25% of the outstanding shares of capital stock then entitled to vote on any matter for which the respective meeting is being called, which may have the effect of discouraging unsolicited takeover attempts requiring stockholder approval.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholders notice needs to be delivered to our principal executive offices within specified time periods. Our Bylaws also specify certain requirements as to the form and content of the stockholders notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares.  Subject to the listing requirements of The NASDAQ Global Market, our authorized but unissued shares of common stock (including treasury shares) and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions, employee benefit plans and stockholder rights plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer or merger, or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed for trading on The NASDAQ Global Market under the trading symbol “TRGL.”

DESCRIPTION OF DEPOSITARY SHARES

We may offer and sell (either separately or together with other securities offered by this prospectus) depositary shares representing fractional interests in the preferred shares of any class or series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank, trust company or other financial institution, as depositary, with respect to such deposit agreement, all as described in the prospectus supplement relating to the particular issue of depositary shares. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. The following description of depositary shares contains certain general terms and provisions of the depositary shares and the related depositary receipts and deposit agreement to which any prospectus supplement may relate. Certain other terms of any depositary shares and the related depositary receipts and deposit agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

General

We may, at our option, elect to offer interests in fractional preferred shares of any class or series, rather than full preferred shares. In the event such option is exercised, we will deposit preferred shares of such class or series with a depositary and cause such depositary to issue depositary receipts evidencing the related depositary shares, each of which will represent a fractional interest (to be set forth in the applicable prospectus supplement) of a share of such class or series, as the case may be, of preferred shares.

The preferred shares of any class or series represented by depositary shares will be deposited under a separate deposit agreement between us and the applicable depositary, which shall be a bank, trust company or other financial institution selected by us having an office in the United States. Subject to the terms of the deposit agreement, each holder of a depositary receipt issued under that deposit agreement will be entitled, in proportion to the applicable fraction of a preferred share represented by the related depositary share, to all the rights and preferences of the preferred shares represented thereby (including, if applicable and subject to the matters discussed below, any distribution, voting, redemption, conversion, exchange and liquidation rights).

Depositary shares may be issued in respect of preferred shares of any class or series. Upon the issuance of any such preferred shares, we will deposit such preferred shares with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts.

Reference is made to the applicable prospectus supplement relating to the depositary shares offered thereby for their specific terms, including, where applicable:

•	the terms of the class or series of preferred shares deposited by us under the related deposit agreement, the number of such depositary shares and the fraction of one share of such preferred shares represented by one such depositary share;

•	whether such depositary shares will be listed on any securities exchange; and

•	any other specific terms of such depositary shares and the related deposit agreement.

Depositary receipts may be surrendered for transfer or exchange at any office or agency of the relevant depositary maintained for that purpose, subject to the terms of the related deposit agreement. Unless otherwise specified in the applicable prospectus supplement, depositary receipts will be issued in denominations evidencing any whole number of depositary shares. No service charge will be made for any permitted transfer or exchange of depositary receipts, but we or the depositary may require payment of any tax or other governmental charge payable in connection therewith.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, execute and deliver temporary depositary receipts that are substantially similar to, and entitle the holders thereof to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter and, when definitive depositary receipts are available, temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Distributions

The depositary will distribute all cash distributions received in respect of the deposited preferred shares to the recordholders, as of the relevant record date, of depositary receipts relating to such preferred shares in proportion, insofar as possible, to the numbers of such depositary shares owned by such holders on such record date. The depositary will distribute only such amount, however, as can be distributed without distributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the depositary for distribution to recordholders of those depositary receipts.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the recordholders, as of the relevant record date, of depositary receipts entitled thereto in proportion, insofar as possible, to the number of depositary shares owned by such holders on such record date. If, however, the depositary determines that it is not feasible to make such distribution, it may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of such property and the distribution of the net proceeds from such sale to such holders.

The deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights offering offered by us to holders of the related class or series of preferred shares will be made available to holders of depositary receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption and Repurchase of Preferred Shares

If a class or series of preferred shares represented by depositary shares is redeemable at our option and is to be redeemed, in whole or in part, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such class or series of preferred shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price and of any other amounts or property per share payable upon such redemption with respect to the preferred shares so redeemed. Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed, provided that we have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus any other amounts or property payable upon such redemption with respect to the shares to be so redeemed. If fewer than all the depositary shares are to be redeemed at our option, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary. If the depositary shares evidenced by a depositary receipt are to be redeemed in part only, a new depositary receipt will be issued for any depositary shares not so redeemed.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the related depositary receipts with respect to the depositary shares so called for redemption will cease, except the right to receive any monies or other property payable upon redemption upon surrender of such depositary receipts to the depositary.

Depositary shares, as such, are not subject to repurchase by us at the option of the holders. Nevertheless, if the preferred shares represented by depositary shares are subject to repurchase at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred shares, the related depositary receipts may be surrendered by the holders thereof to the depositary with written instructions to the depositary to instruct us to repurchase the preferred shares represented by the depositary shares evidenced by such depositary receipts at the applicable repurchase price. Upon receipt of such instructions and subject to our having funds legally available therefor, we will repurchase the requisite whole number of such preferred shares from the depositary, who in turn will repurchase such depositary shares. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of depositary shares representing one or more whole shares of the related preferred shares. The repurchase price per depositary share will be equal to the repurchase price and any other amounts or property payable per share upon such redemption with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be repurchased in part only, one or more new depositary receipts will be issued for any depositary shares not to be repurchased.

Withdrawal of Preferred Shares

Any holder of depositary receipts may, upon surrender of the depositary receipts at the applicable office or agency of the depositary (unless the related depositary shares have previously been called for redemption), receive the number of whole shares of the related class or series of preferred shares and any money or other property represented by such depositary receipts. Holders shall be entitled only to request the withdrawal of one or more whole shares of the related preferred shares and must surrender depositary receipts evidencing depositary shares that in turn represent such whole preferred shares. Holders of depositary receipts making such withdrawals will be entitled to receive whole preferred shares on the basis set forth in the related prospectus supplement, but holders of such whole preferred shares will not thereafter be entitled to deposit such preferred shares under the deposit agreement or to receive depositary receipts therefor. If the depositary receipts surrendered by the holder in connection with such withdrawal evidence a number of depositary shares representing more than the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any class or series of deposited preferred shares are entitled to vote, the applicable depositary will mail the information contained in such notice of meeting to the recordholders of the depositary receipts relating to such class or series of preferred shares. Each recordholder of such depositary receipts on the record date (which will be the same date as the record date for the relevant class or series of preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by such depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares representing such preferred shares.

Conversion and Exchange of Preferred Shares

If the preferred shares represented by depositary shares are exchangeable at our option for other securities, then, whenever we exercise our option to exchange all or a portion of such preferred shares held by the depositary, the depositary will exchange as of the same date a number of such depositary shares representing such preferred shares so exchanged, provided we shall have issued and delivered to the depositary the securities for which such preferred shares are to be exchanged. The exchange rate per depositary share shall be equal to the exchange rate per preferred share multiplied by the fraction of a preferred share represented by one depositary share. If less than all of the depositary shares are to be exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, in each case as may be determined by us. If the depositary shares evidenced by a depositary receipt are to be exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be exchanged.

Depositary shares, as such, are not convertible or exchangeable at the option of the holders into other securities or property. Nevertheless, if the preferred shares represented by depositary shares are convertible into or exchangeable for other securities or property at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred shares, the related depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion or exchange, as the case may be, of the preferred shares represented by the depositary shares evidenced by such depositary receipts into such number or amount of other securities, in authorized denominations, or other property, as the case may be, as specified in the related prospectus supplement. We, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders (or cause the depositary to deliver to the holders) such number or amount of other securities, in authorized denominations, or other property, as the case may be (and, if required by the terms of the applicable preferred shares, cash in lieu of any fractional share). Notwithstanding the foregoing, holders shall only be entitled to request the conversion or exchange of depositary shares representing one or more whole shares of the related preferred shares. The exchange or conversion rate per depositary share shall be equal to the exchange or conversion rate per preferred share multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of the depositary receipts issued under any deposit agreement or the related depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which such depositary shares may be listed). In no event may any such amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, to receive the related preferred shares upon surrender of such depositary receipts as described above under “—Withdrawal of Preferred Shares.” Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares issued thereunder have been redeemed or repurchased by us;

•	each preferred share deposited thereunder has been converted into or exchanged for other securities or other property or has been withdrawn; or

•	there has been a final distribution in respect of the preferred shares deposited thereunder in connection with any liquidation, dissolution or winding-up of us and such distribution has been distributed to the holders of related depositary receipts.

Charges of Depositary

We will pay all taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the depositary in connection with the initial deposit of the relevant class or series of preferred shares or arising in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment by us of a successor depositary and its acceptance of such appointment. Such successor depositary must be a bank, trust company or other financial institution selected by us having an office in the United States.

Miscellaneous

The depositary will forward to the holders of the applicable depositary receipts all reports and communications from us that are delivered to the depositary and that are intended for delivery to holders of the deposited preferred shares.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond its control from performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performance of our respective duties thereunder without gross negligence and willful misconduct and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and any depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other person believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may offer and sell warrants either separately or together with other securities to purchase common stock, preferred stock, depositary shares, and/or debt securities in one or more series. The warrants are to be issued under warrant agreements, each to be entered into between us and a bank, trust company or other financial institution, as warrant agent, all as described in the prospectus supplement relating to the particular issue of warrants. The form of warrant agreement, including the form of certificate representing the applicable warrants, that will be entered into with respect to a particular offering of warrants will be filed as an exhibit to a document that is incorporated or deemed to be incorporated by reference in this prospectus. The following description provides certain general terms and provisions of the warrants and the related warrant agreements to which any prospectus supplement may relate and is not complete. Certain other terms of any warrants and the related warrant agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of any warrants or the related warrant agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

General

Reference is made to the applicable prospectus supplement for the terms of the warrants to be offered, including (where applicable):

•	the title and aggregate number of the applicable warrants;

•	the number of shares of common stock, preferred stock or depositary shares or the amount of debt securities, as the case may be, that may be purchased upon exercise of each warrant;

•	the price, or the manner of determining the price, at which the common shares, preferred shares or depositary shares or the amount of debt securities, as the case may be, may be purchased upon exercise of each warrant;

•	if other than cash, the property and manner in which the exercise price for the warrants may be paid;

•	any minimum or maximum number of warrants that are exercisable at any one time;

•	the time or times at which, or the period or periods during which, the warrants may be exercised and the expiration date of those warrants;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	whether the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be separately transferable;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth, or shall be determinable as set forth, in the applicable prospectus supplement. Warrants may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any warrants is to be paid, which may include payment in cash or by surrender of other warrants issued under the same warrant agreement (a so-called “cashless exercise”). Upon receipt of payment of the exercise price and, if required, the certificate representing the warrants being exercised properly completed and duly executed at the office or agency of the applicable warrant agent or at any other office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of common stock, preferred stock or depositary share warrants will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive dividends or distributions, if any, on our shares.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may offer and sell subscription rights (either separately or together with other securities) to purchase common stock, preferred stock, depositary stock and/or debt securities in one or more series. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase all or a portion of any securities remaining unsubscribed for after such offering. The following description provides certain general terms and provisions of the subscription rights to which any prospectus supplement may relate and is not complete. Certain other terms of any subscription rights will be described in the applicable prospectus supplement. To the extent that any particular terms of any subscription rights described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

General

Reference is made to the applicable prospectus supplement for the terms of the subscription rights to be offered, including (where applicable):

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, shares of preferred stock, depositary share or debt security upon the exercise of the subscription rights;

•	the number of subscription rights issued;

•	the number and terms of the shares of common stock, shares of preferred stock or depositary shares or the amount and terms of the debt securities that may be purchased per subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth, or shall be determinable as set forth, in the applicable prospectus supplement. Subscription rights may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any subscription rights is to be paid. Upon receipt of payment of the exercise price and, if required, the certificate representing the subscription rights being exercised properly completed and duly executed at the office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of subscription rights to purchase shares of common stock, preferred shares or depositary shares will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive dividends or distributions, if any, on our shares.

DESCRIPTION OF DEBT SECURITIES

We may offer and sell debt securities consisting of notes, debentures or other evidence of indebtedness, in one or more series. The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt and may be convertible debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Debt securities will be issued under an indenture, the terms of which are summarized below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities, the applicable information refers to any debt securities. We urge you to read the applicable indenture and any applicable prospectus supplement in their entirety.

General

The indenture will not limit the aggregate principal amount of debt securities we may issue and will provide that we may issue debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, that we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, any senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness.

Because our assets may be held in subsidiaries, our rights and the rights of our creditors (including the holders of debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the terms of subordination, if applicable;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are convertible and, if so, the terms of conversion;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to mergers, consolidations and sales of assets) that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange. We may issue the debt securities in fully registered form without coupons.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). Interest will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment in immediately available funds. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.

We may initially appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “— Use of Global Securities.”

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate that at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Use of Global Securities

The debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities, although to the extent that the terms of any arrangement differ from those described in this section, the terms of the arrangement shall supersede those in this section. In this section, the term “debt securities” will refer to senior, subordinated and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit to accounts in its book-entry registration and transfer system the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

DESCRIPTION OF PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may offer share purchase contracts and share purchase units (either separately or together with other securities). The applicable prospectus supplement will describe the specific terms of any share purchase contracts or share purchase units and, if applicable, any prepaid securities (as defined below). The form of share purchase contract and, if applicable, the form of any related pledge or depositary agreement relating to any particular offering of share purchase contracts or share purchase units will be filed as an exhibit to a document that is incorporated or deemed to be incorporated by reference in this prospectus.

The following description of the share purchase contracts and share purchase units provides certain general terms and provisions of the share purchase contracts and share purchase units to which any prospectus supplement may relate. Certain other terms of any share purchase contracts or share purchase units, as the case may be, and, if applicable, any related pledge or depositary agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of any share purchase contracts or share purchase units or, if applicable, any related pledge or depositary agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include antidilution provisions to adjust the number of shares issuable pursuant to such share purchase contract upon the occurrence of certain events.

We may issue the share purchase contracts separately or as a part of share purchase units consisting of a share purchase contract and either:

•	debt securities,

•	shares of preferred stock, or

•	depositary shares,

•	or any combination of the foregoing, securing the holder’s obligations to purchase shares under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, we may deliver newly issued prepaid share purchase contracts (which we refer to as “prepaid securities”) upon release to a holder of any collateral securing the holder’s obligations under the original share purchase contract.

We will describe the terms of any share purchase contracts, share purchase units and prepaid securities in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, depositary shares, debt securities and/or warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in any combination in such amounts and in such numerous distinct series as we determine. The applicable prospectus supplement will describe the specific terms of units. The form of unit agreement relating to any particular offering of units will be filed as an exhibit to a document that is incorporated or deemed to be incorporated by reference in this prospectus.

The following description of the units provides certain general terms and provisions of the units to which any prospectus supplement may relate. Certain other terms of any units will be described in the applicable prospectus supplement. To the extent that any particular terms of any units described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Debt Securities” will apply to each unit and to any common stock, preferred stock, depositary share, warrant or debt security included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers or agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross-trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering materials, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material so indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any offered securities other than common stock will be a new issue and, other than the common stock, which is listed on The NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is directly included in this document. The documents we incorporate by reference herein are:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2009, January 27, 2009, January 30, 2009 (Items 1.02 and 3.03 only), February 4, 2009, March 9, 2009, March 23, 2009, April 1, 2009, June 8, 2009 (Item 5.02 only), August 17, 2009 (Item 5.02 only), August 24, 2009, September 17, 2009, October 6, 2009; October 9, 2009, November 12, 2009 and December 2, 2009; and

•	our Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness thereof as well as after the date of the filing of the registration statement to which this prospectus relates and until we terminate the offering of securities pursuant to this prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus. We do not incorporate by reference any information in any future filings deemed furnished and not filed pursuant to applicable rules.

Copies of any documents incorporated by reference in this prospectus may be obtained free of charge upon written or oral request by contacting us at Toreador Resources Corporation, 13760 Noel Road, Suite 1100, Dallas, TX 75240-1383, (214) 559-3933. Information about us, including our SEC filings, is also available at our website at www.toreador.net. However, the information on our website is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement that we file and should not be relied upon in determining whether to make an investment in our securities.

LEGAL MATTERS

Willkie Farr & Gallagher LLP will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Information about our estimated proved reserves was prepared by an independent petroleum and geological engineering firm, and is included herein in reliance upon the authority of said firm as experts in reserves and present values.

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